                                                               EXHIBIT 10.A.2

================================================================================

                                CREDIT AGREEMENT

                         Dated as of November 15, 1994

                                     among

                        PLUM CREEK TIMBER COMPANY, L.P.

                                BANK OF AMERICA
                    NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                    as Agent

                              ABN AMRO BANK, N.V.,
                                  as Co-Agent

                                      and

                 THE OTHER FINANCIAL INSTITUTIONS PARTY THERETO

================================================================================

                               TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
ARTICLE I      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1

      1.01     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1
      1.02     Other Interpretive Provisions  . . . . . . . . . . . . . . . . . . . . . . .         38
      1.03     Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

ARTICLE II     THE CREDITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

      2.01     Amounts and Terms of Commitments   . . . . . . . . . . . . . . . . . . . . .         40
      2.02     Loan Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40
      2.03     Procedure for Committed Borrowing  . . . . . . . . . . . . . . . . . . . . .         40
      2.04     Conversion and Continuation Elections for Committed Borrowings   . . . . . .         42
      2.05     Bid Borrowings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44
      2.06     Procedure for Bid Borrowings   . . . . . . . . . . . . . . . . . . . . . . .         45
      2.07     Voluntary Termination or Reduction of Commitments  . . . . . . . . . . . . .         49
      2.08     Optional Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . .         50
      2.09     Mandatory Prepayments of Loans; Mandatory Commitment Reductions  . . . . . .         50
      2.10     Extension of Revolving Termination Date; Repayment   . . . . . . . . . . . .         53
      2.11     Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55
      2.12     Swingline Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56
      2.13     Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         59
      2.14     Computation of Fees and Interest   . . . . . . . . . . . . . . . . . . . . .         60
      2.15     Payments by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . .         61
      2.16     Payments by the Banks to the Agent   . . . . . . . . . . . . . . . . . . . .         62
      2.17     Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . .         62
      2.18     Loan Traches . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         63
      2.19     Effect of Limitations in Facility A Credit Agreement . . . . . . . . . . . .         64

ARTICLE III    THE LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . .         65

      3.01     The Letter of Credit Facility  . . . . . . . . . . . . . . . . . . . . . . .         65
      3.02     Issuance, Amendment and Renewal of Letters of Credit   . . . . . . . . . . .         67
      3.03     Risk Participations, Drawings and Reimbursements   . . . . . . . . . . . . .         70
      3.04     Repayment of Participations  . . . . . . . . . . . . . . . . . . . . . . . .         72
      3.05     Role of the Issuing Bank   . . . . . . . . . . . . . . . . . . . . . . . . .         73
      3.06     Obligations Absolute   . . . . . . . . . . . . . . . . . . . . . . . . . . .         74
      3.07     Cash Collateral Pledge   . . . . . . . . . . . . . . . . . . . . . . . . . .         75
      3.08     Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .         75
      3.09     Uniform Customs and Practice   . . . . . . . . . . . . . . . . . . . . . . .         76

                                        i


ARTICLE IV     TAXES, YIELD PROTECTION AND ILLEGALITY   . . . . . . . . . . . . . . . . . .         76

      4.01     Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         76
      4.02     Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         80
      4.03     Increased Costs and Reduction of Return  . . . . . . . . . . . . . . . . . .         80
      4.04     Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         81
      4.05     Inability to Determine Rates   . . . . . . . . . . . . . . . . . . . . . . .         82
      4.06     Certificate of Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         83
      4.07     Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         83

ARTICLE V      CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . .         83

      5.01     Conditions of Initial Credit Extensions  . . . . . . . . . . . . . . . . . .         83
      5.02     Conditions to All Credit Extensions  . . . . . . . . . . . . . . . . . . . .         86

ARTICLE VI     REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . .         87

      6.01     Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . .         87
      6.02     Authorization; No Contravention  . . . . . . . . . . . . . . . . . . . . . .         87
      6.03     Governmental Authorization   . . . . . . . . . . . . . . . . . . . . . . . .         88
      6.04     Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         88
      6.05     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         88
      6.06     No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
      6.07     ERISA Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         89
      6.08     Use of Proceeds; Margin Regulations  . . . . . . . . . . . . . . . . . . . .         91
      6.09     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
      6.10     Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
      6.11     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91
      6.12     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .         92
      6.13     Regulated Entities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
      6.14     No Burdensome Restrictions   . . . . . . . . . . . . . . . . . . . . . . . .         93
      6.15     Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
      6.16     Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         93
      6.17     Copyrights, Patents, Trademarks and Licenses, Etc. . . . . . . . . . . . . .         94
      6.18     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
      6.19     Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
      6.20     Broker's, Transaction Fees   . . . . . . . . . . . . . . . . . . . . . . . .         94
      6.21     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         94
      6.22     Timber Harvest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95
      6.23     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         95

ARTICLE VII    AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .         95

      7.01     Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . .         95
      7.02     Certificates; Other Information  . . . . . . . . . . . . . . . . . . . . . .         97
      7.03     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         97
      7.04     Preservation of Corporate Existence, Etc.  . . . . . . . . . . . . . . . .           99
      7.05     Maintenance of Property  . . . . . . . . . . . . . . . . . . . . . . . . . .        100

      7.06     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100
      7.07     Payment of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . .        100
      7.08     Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . .        100
      7.09     Inspection of Property and Books and Records . . . . . . . . . . . . . . . .        101
      7.10     Environmental Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        101
      7.11     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        101
      7.12     Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102

ARTICLE VIII   NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102

      8.01     Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        102
      8.02     Merger; Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . .        104
      8.03     Harvesting Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . .        107
      8.04     Loans and Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .        108
      8.05     Limitation on Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . .        109
      8.06     Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . .        112
      8.07     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        112
      8.08     Sale of Stock and Indebtedness of Subsidiaries . . . . . . . . . . . . . . .        113
      8.09     Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        114
      8.10     Joint Ventures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        115
      8.11     Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .        115
      8.12     Sale and Leaseback   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        115
      8.13     Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        116
      8.14     Change in Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        117
      8.15     Issuance of Stock by Subsidiaries  . . . . . . . . . . . . . . . . . . . . .        117
      8.16     Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        117
      8.17     Available Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        117

ARTICLE IX     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        118

      9.01     Event of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        118
      9.02     Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        122
      9.03     Rights Not Exclusive   . . . . . . . . . . . . . . . . . . . . . . . . . . .        123

ARTICLE X      THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        123

     10.01     Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . .        123
     10.02     Delegation of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . .        124
     10.03     Liability of Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        124
     10.04     Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        124
     10.05     Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        125
     10.06     Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        126
     10.07     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        126
     10.08     Agent in Individual Capacity   . . . . . . . . . . . . . . . . . . . . . . .        127
     10.09     Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        128
     10.10     Co-Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        128

                                        iii

ARTICLE XI     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        128

     11.01     Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . .        128
     11.02     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        130
     11.03     No Waiver; Cumulative Remedies   . . . . . . . . . . . . . . . . . . . . . .        131
     11.04     Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        131
     11.05     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        132
     11.06     Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . .        132
     11.07     Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . .        132
     11.08     Assignments, Participations, Etc.  . . . . . . . . . . . . . . . . . . . . .        133
     11.09     Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        136
     11.10     Automatic Debits of Fees   . . . . . . . . . . . . . . . . . . . . . . . . .        136
     11.11     Notification of Addresses, Lending Offices, Etc. . . . . . . . . . . . . . .        137
     11.12     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        137
     11.13     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        137
     11.14     No Third Parties Benefited   . . . . . . . . . . . . . . . . . . . . . . . .        137
     11.15     Time     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        137
     11.16     Governing Law and Jurisdiction   . . . . . . . . . . . . . . . . . . . . . .        137
     11.17     Arbitration; Reference   . . . . . . . . . . . . . . . . . . . . . . . . . .        138
     11.18     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        139

SCHEDULES

    Schedule 1.01                Corporate Investment Policy
    Schedule 2.01                Commitments
    Schedule 6.05                Litigation
    Schedule 6.07                ERISA
    Schedule 6.12                Environmental Matters
    Schedule 6.18                Subsidiaries and Equity Investments
    Schedule 8.01                Permitted Liens
    Schedule 8.04                Permitted Investments

EXHIBITS

    Exhibit A                    Notice of Borrowing
    Exhibit B                    Notice of Conversion/Continuation
    Exhibit C-1                  Legal Opinion of Counsel for the Company
    Exhibit C-2                  Legal Opinion of Perkins Coie
    Exhibit D                    Compliance Certificate
    Exhibit E                    Form of Cash Collateral Account Agreement
    Exhibit F                    Form of Assignment and Acceptance
    Exhibit G                    Competitive Bid Request
    Exhibit H                    Invitation for Competitive Bids
    Exhibit I                    Competitive Bid
    Exhibit J                    Revolving Extension Request
    Exhibit K                    Installment Repayment Election

                                CREDIT AGREEMENT


   This CREDIT AGREEMENT is entered into as of November 15, 1994, among Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), ABN AMRO Bank N.V., as a letter of credit issuing bank and as co-agent for the Banks, and Bank of America National Trust and Savings Association, as a letter of credit issuing bank and as agent for the Banks.

   WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

   NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

  1.01 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

  "ABN" means ABN AMRO Bank N.V., a bank organized under the laws of The Netherlands.

  "Absolute Rate" has the meaning specified in subsection 2.06(c).

  "Absolute Rate Auction" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.06.

  "Absolute Rate Bid Loan" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

  "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent.

  "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 11.02.

  "Agent-Related Persons" means BofA, the Arranger, and any successor agent arising under Section 10.09 and any successor to BofA as letter of credit issuing bank or Swingline Bank hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

  "Aggregate Commitment" means the combined Commitments of the Banks, in the initial amount of thirty-five million dollars ($35,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

  "Agreement" means this Agreement, as amended from time to time in accordance with the terms hereof.

  "Applicable Margin" means, in respect of all Committed Loans outstanding on any date (A) for the period from the Closing Date through December 31, 1994, 0.5000% for Offshore Rate Committed Loans, 0.6250% for CD Rate Committed Loans and 0.0000% for Base Rate Committed Loans, and (B) from January 1, 1995, the percentage specified below opposite the Fixed Charge Coverage Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

Fixed Charge Coverage Ratio
at End of Fiscal Quarter                                             Applicable Margin
- ---------------------------                                          -----------------

                                                         Offshore            CD             Base
                                                           Rate             Rate            Rate
                                                           ----             ----            ----
Greater than or equal to
3:25 to 1:00                                               0.4375%          0.5625%          0.0000%

Less than 3:25 to 1:00 but
greater than or equal
to 2:75 to 1:00                                            0.5000%          0.6250%          0.0000%

Less than 2:75 to 1:00 but
greater than or equal to
2:00 to 1:00                                               0.6250%          0.7500%          0.0000%

Less than 2:00 to 1:00                                     0.8750%          1.0000%          0.0000%

The Applicable Margin for each fiscal quarter commencing on and after January 1, 1995 shall be calculated in reliance on the financial reports delivered pursuant to subsection 7.01(c) and the certificate delivered pursuant to subsection 7.02(b) with respect to the fiscal quarter ending one fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Applicable Margin for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Applicable Margin for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Applicable Margin as set forth in the chart above immediately below the previously effective Applicable Margin; thus if the Applicable Margin had previously been 0.5000% for Offshore Rate Committed Loans, 0.6250% for CD Rate Committed Loans and 0.0000% for Base Rate Committed Loans, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Applicable Margin to be 0.6250%, 0.7500% and 0.0000%, respectively, for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Applicable Margin for such period should have been higher than the Applicable Margin provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid. The Applicable Margin shall be adjusted automatically as to all Committed Loans then outstanding (without regard to the timing of Interest Periods) as of the effective date of any change in the Applicable Margin.

         "Arranger" means BA Securities, Inc., a Delaware corporation.

         "Assignee" has the meaning specified in subsection 11.08(a).

         "Assignment and Acceptance" has the meaning specified in subsection 11.08(a).

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Available Cash" means, with respect to any calendar quarter, (i) the sum of:

         (a) the Company's net income (or net loss) (excluding gain on the sale of any Capital Asset) for such quarter,

         (b) the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income of the Company for such quarter,

         (c) the amount of any reduction in reserves of the Company of the types referred to in clause (ii)(d) below,

         (d) proceeds received by the Company from the sale of Designated Acres, and

         (e) any Cash from Capital Transactions received by the Company during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any payment of Indebtedness of the type specified in clause (ii)(a) below which was made in either of the two immediately preceding quarters, less (ii) the sum of:

         (a) all payments of principal on Indebtedness made by the Company in such quarter (excluding any payments of principal on Indebtedness made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters),

         (b) capital expenditures made by the Company during such quarter (excluding any capital expenditures for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and capital expenditures which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter),

         (c) the amount of any capital expenditures made by the Company in a prior quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter,

         (d) the amount of any reserves of the Company established during such quarter which are necessary or appropriate (1) to provide funds for the future payment of items of the types specified in clauses (ii)(a) and (ii)(b) above, (2) to provide additional working capital, (3) to provide funds for cash distributions with respect to any one or more of the next four quarters, or (4) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter,

         (e) the amount of any noncash items of income utilized in determining net income of the Company for such quarter,

         (f) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company during such quarter pursuant to subsections 8.04(a), (h) or
(i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures or payments on principal on Indebtedness made by the

Company during such quarter (excluding any such Investments for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and Investments which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter), and

         (g) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company in a prior quarter pursuant to subsections 8.04(a), (h) or
(i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures made by the Company during such quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter.

         Notwithstanding the foregoing, "Available Cash" shall not take into account any reductions in reserves or disbursements made or reserves established after commencement of the dissolution and liquidation of the Company. In determining "Available Cash", (i) all items under clauses (i)(a),
(b), (c), (d) and (e) above and all items under clauses (ii)(a), (b), (c), (d),
(e), (f) and (g) above shall be calculated on a combined basis with any Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company and, in accordance therewith, "Available Cash" shall include a percentage of each such item of each such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary, provided, however, that the items under clauses (i)(a), (b), (c), (d) and (e) above shall only be included in Available Cash to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Company by such Subsidiary; (ii) the amount of net income and the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income shall be determined, with respect to the Company, by the General Partner in accordance with generally accepted accounting principals and, with respect to any Subsidiary, by its

Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in accordance with generally accepted accounting principles; (iii) the net income of any Subsidiary shall be determined on an after-tax basis; (iv) the amount of any reductions in, or additions to, reserves for purposes of clauses (i)(c) and (ii)(d) above shall be determined, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment; and (v) any determination of whether any capital expenditures or Investments are financed, or anticipated to be financed, with Cash from Capital Transactions for purposes of clause (ii)(b) or (ii)(f) above shall be made, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment.

         "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA in its capacity as a Swingline Bank and an Issuing Bank, and ABN in its capacity as an Issuing Bank; for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as a Swingline Bank or an Issuing Bank, or ABN may have rights or obligations in addition to those of the Banks due to its status as an Issuing Bank, its status as such will be specifically referenced.

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate" means, for any day, the higher of:

                (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

         (b)     0.50% per annum above the latest Federal Funds Rate.

         Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Committed Loan" means a Committed Loan or an L/C Advance that bears interest based on the Base Rate.

         "Bid Borrowing" means a Borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Banks.

         "Bid Loan" means a Loan by a Bank to the Company under Section 2.05, which may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

         "Bid Loan Lender" means, in respect of any Bid Loan, the Bank making such Bid Loan to the Company.

         "BofA" means Bank of America National Trust and Savings Association, a national banking association.

         "Board Foot" means a unit of measurement one foot square and one inch thick.

         "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks, or a Swingline Loan or Loans made to the Company on the same day by the Swingline Bank, in each case pursuant to Article II, and may be a Committed Borrowing, a Swingline Borrowing, or a Bid Borrowing and, other than in the case of Base Rate Committed Loans and Swingline Loans, having the same Interest Period.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Asset" means any asset on the Company's or any Subsidiary's balance sheet, as the case may be, other than inventory, accounts receivable or any other current asset and assets disposed of in connection with normal retirements or replacements.

         "Capital Expenditure Tranche" has the meaning specified in Section
2.18.

         "Capital Expenditure Tranche Loan" means a Loan allocated by the Company to the Capital Expenditure Tranche as provided in Section 2.18.

         "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations."

         "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

         "Capital Transaction" means (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company,
(ii) sales of equity interests by the Company and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company provided, that in determining Cash from Capital Transactions, items (i), (ii) and (iii) above shall include, with respect to each Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company, a percentage of each such item of such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary.

         "Cash Collateral Account Agreement" means an agreement or agreements entered into between the Company and the Agent substantially in the form of Exhibit E.

         "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of (i) in the case of L/C Obligations, the Agent, the Issuing

Banks and the Banks, (ii) in the case of CD Rate Committed Loans and Offshore Rate Committed Loans, the Agent and the Banks, (iii) in the case of Swingline Loans, the Agent, the Swingline Bank and the Banks, and (iv) in the case of Bid Loans, the Agent and the Bid Loan Lenders, in each case as collateral for the L/C Obligations, the Committed Loans, the Swingline Loans or the Bid Loans, as the case may be, cash or deposit account balances pursuant to a Cash Collateral Account Agreement. Derivatives of such term shall have corresponding meaning.

         "Cash from Capital Transactions" means at any date, such amounts of cash as are determined by the General Partner to be cash made available to the Company from or by reason of a Capital Transaction.

         "CD Rate" means, for each Interest Period in respect of CD Rate Committed Loans comprising a part of the same Borrowing, the rate of interest (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

CD Rate = Certificate of Deposit Rate  + Assessment
          1.00 - Reserve Percentage        Rate

         Where:

                 "Assessment Rate" means for any day of any Interest Period for CD Rate Committed Loans, the rate determined by the Agent as equal to the annual assessment rate in effect on such day that is payable to the FDIC by a member of the Bank Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. Section 327.3) for insuring time deposits at offices of such member in the United States, or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States.

                 "Certificate of Deposit Rate" means for any Interest Period for CD Rate Committed Loans the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/100th of 1%) of the rates notified to the Agent as the rates of interest bid by two or more certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of dollar certificates of deposit issued by major United States banks, for a maturity comparable to such Interest Period and in the approximate amount of the CD Rate Committed Loans to be made, at the time selected by the Agent on the first day of such Interest Period.

                 "Reserve Percentage" means for any day for any Interest Period for CD Rate Committed Loans the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%), as determined by the Agent, in effect on such day (including any ordinary, marginal, emergency, supplemental, special and other reserve percentages) prescribed by the Federal Reserve Board for determining the reserves to be maintained by member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 for new non-personal time deposits for a period comparable to such Interest Period and in an amount of $100,000 or more. The CD Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

         "CD Rate Committed Loan" means a Committed Loan that bears interest based on the CD Rate.

         "CERCLA" has the meaning specified in the definition of "Environmental Laws."

         "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks.

         "Co-Agent" means ABN in its capacity as co-agent for the Banks hereunder.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Columbia River Unit" means those certain approximately 63,000 acres located in southwest Washington and generally referred to on the date hereof as the Company's "Columbia River Unit."

         "Commitment", with respect to each Bank, has the meaning specified in
Section 2.01.

         "Commitment Fee Percentage" means (A) for the period from the Closing Date through December 31, 1994, 0.1250%, and (B) from January 1, 1995, the percentage specified below opposite the Fixed Charge Coverage Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

Fixed Charge Coverage Ratio
at End of Fiscal Quarter                                                             Commitment Fee
- ---------------------------                                                          --------------
Greater than or equal to 2:00 to 1:00                                                   .1250%

Less than 2:00 to 1:00                                                                  .1750%

The Commitment Fee Percentage for each fiscal quarter commencing on and after January 1, 1995, shall be calculated in reliance on the financial reports delivered pursuant to subsection 7.01(c) and the certificate delivered pursuant to subsection 7.02(b) with respect to the fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Commitment Fee Percentage for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Agent for any fiscal quarter by the beginning of the next succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Commitment Fee Percentage for the following fiscal quarter (e.g., October 1 through December
31) shall equal 0.1750% for the duration of that quarter.

         "Commitment Percentage" means, as to any Bank, the percentage equivalent of such Bank's Commitment divided by the Aggregate Commitment.

         "Committed Borrowing" means a Borrowing hereunder consisting of Committed Loans made on the same day by the Banks ratably according to their respective Commitment Percentages and, in the case of CD Rate Committed Loans and Offshore Rate Committed Loans, having the same Interest Periods.

         "Committed Loan" has the meaning specified in Section 2.01, and may be a CD Rate Committed Loan, an Offshore Rate Committed Loan or a Base Rate Committed Loan (each, a "Type" of Committed Loan).

         "Company's Knowledge" or "Knowledge of the Company" shall mean the actual knowledge of (i) Rick R. Holley, President and Chief Executive Officer, Charles P.

Grenier, Executive Vice President, Robert E. Manne, Executive Vice President, Diane M. Irvine, Vice President and Chief Financial Officer, James A. Kraft, Vice President Law, Susanna N. Duke, Director, Law and Secretary, and Mitchell Leu, Environmental Engineer, and any successor to the offices and officers, such persons being the principal persons employed by the Company ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Company and (ii) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Agent and the Banks in connection with, this Agreement.

         "Competitive Bid" means an offer by a Bank to make a Bid Loan in accordance with subsection 2.06(b).

         "Competitive Bid Request" has the meaning specified in subsection 2.06(a).

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

         "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Committed Loans of one Type to another Type, or
(b) continues as Committed Loans of the same Type, but with a new Interest Period, Committed Loans having Interest Periods expiring on such date.

         "Credit Extension" means and includes (a) the making of any Committed Loans, Swingline Loans or Bid Loans hereunder, including any conversion or continuation thereof, and (b) the Issuance of any Letter of Credit hereunder.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Designated Acres" means up to an aggregate of 200,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined over the term of existence of the Note Agreements).

         "Designated Immaterial Subsidiary" means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Company as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (i) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, (ii) immediately after giving effect to such designation, (a) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.05(i), and
(b) no condition or event shall exist which constitutes an Event of Default or Material Default, (iii) the Company is permitted to make the Investment in such entity resulting from such designation pursuant to, and within the limitations specified in, subsection 8.04(i), treating the aggregate book value (including equity in retained earnings) of the Investments of the Company and its Subsidiaries in such entity immediately prior to such designation as the cost of such Investment, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a combined basis would be a "significant subsidiary" (assuming the Company is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Company shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Company and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

         "Designated Repurchases" means and includes purchases, redemptions or other acquisitions, in each case at a price not to exceed fair market value, of the publicly traded limited partnership interests in the Company, which are retired by the Company within six months of such purchase, redemption or other acquisition.

         "Dollars", "dollars" and "$" each mean lawful money of the United
States.

         "Domestic Lending Office" means, with respect to each Bank and the Swingline Bank, the office of that Bank and the Swingline Bank designated as such in the signature pages hereto or such other office of the Bank and the Swingline Bank as it may from time to time specify to the Company and the Agent.

         "EBITDA" means, for any period, for the Company and its Subsidiaries on a combined basis, determined in accordance with GAAP, the sum of (a) the net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all adjustments arising by virtue of the conversion from average cost accounting to a LIFO basis with respect to inventory to the extent included in the determination of such net income, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

         "Effective Amount" means (i) with respect to any Committed Loans, Swingline Loans or Bid Loans, as the case may be, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, land use, conservation, and timber harvesting matters; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980

("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or 414(c) of the Code.

         "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure by the Company or any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company may be directly or indirectly liable.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 9.01.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

         "Facilities Subsidiary" means, collectively, Plum Creek Manufacturing, L.P., a Delaware limited partnership, and Plum Creek Marketing, Inc., a Delaware corporation,

         "Facilities Subsidiary's Facility" means any facility pursuant to which the Facilities Subsidiary may incur Indebtedness for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries.

         "Facilities Subsidiary's Revolving Credit Facility" means any facility pursuant to which the Facilities Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and backup for the issuance of commercial paper.

         "Facility A Credit Agreement" means the $100,000,000 Amended and Restated Credit Agreement dated as of the date hereof between the Company, the Banks, the Co-Agent and the Agent.

         "FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Fixed Charge Coverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for, except as set forth below, the four fiscal quarter period then ending, the ratio of

                 (i)      EBITDA;

         to

                 (ii) an amount equal to the sum of (A) the combined interest expense (including capitalized interest) of the Company and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus (B) the aggregate amount of scheduled principal repayment on the Indebtedness of the Company and its Subsidiaries for such period; provided that the aggregate amount of scheduled principal repayment on the Indebtedness (x) shall not include the amount of any prepayment of Indebtedness except to the extent such prepayment includes any amounts that would have been scheduled principal repayments during such period, (y) shall not include the amount of any scheduled principal repayment to the extent the Company refinanced such scheduled repayments and the scheduled principal repayments under the refinancing have been or will be included in the calculation of the aggregate amount of scheduled principal repayments, and (z) with respect to this Agreement, shall only include (1) the scheduled installments to be made by the Company pursuant to subsection 2.10(c) hereof during such period, and (2) the amount of any repayment made by the Company hereunder pursuant to subsection 2.10(b) hereof.

         "Form 1001" has the meaning specified in subsection 4.01(f).

         "Form 4224" has the meaning specified in subsection 4.01(f).

         "Funded Debt" means, without duplication, any Indebtedness payable more than one year from the date of the creation thereof; provided that any Indebtedness shall be treated as Funded Debt, regardless of its term, if such Indebtedness is renewable at the option of the Company pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such Indebtedness, or may be payable out of the proceeds of similar Indebtedness pursuant to the terms of such Indebtedness or any such agreement.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Partner" means Plum Creek Management Company, L.P., a Delaware limited partnership, the managing general partner of the Company, and any successor managing general partner of the Company.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantee" means the guarantee in paragraph 7 of the Mortgage Note Agreements.

         "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

         "Honor Date" has the meaning specified in subsection 3.03(b).

         "Indebtedness" of any Person means, as of any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds, banker's acceptances and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) lease obligations of such Person under leases which have a term (including any option to renew exercisable at the discretion of the lessee thereunder) longer than 10 years or under leases under which the lessor, pursuant to an agreement with such Person, has acquired the property specifically for the purpose of leasing it to such Person, (f) obligations payable out of the proceeds of production from property of such Person, even though such Person has not assumed or become liable for the payment thereof, (g) all net obligations with respect to Rate Contracts, and (h) any obligations of any other Person of the type described in the above clauses (a) through (g), inclusive, which are guaranteed or in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any property, securities, products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof or to otherwise assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any obligations of the type described in clause (h) of this definition shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such obligation is made or, if not stated or if not determinable, the maximum reasonably anticipated liability in respect thereof. The amount of any obligations of the type described in clause (g) of this definition shall be marked to market on a current basis in accordance with GAAP.

         "Indemnified Person" has the meaning specified in subsection 11.05.

         "Indemnified Liabilities" has the meaning specified in subsection
11.05.

         "Independent Auditor" has the meaning specified in subsection 7.01(a).

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Interest Payment Date" means, (a) with respect to any CD Rate Committed Loan or Offshore Rate Loan, the last day of each Interest Period applicable to such Loan, (b) with respect to any Base Rate Committed Loan, the last Business Day of each calendar quarter and each date a Base Rate Committed Loan is converted into another Type of Committed Loan, and (c) with respect to any Swingline Loan, the Business Day agreed upon by the Company and the Swingline Bank, which will not be later than the fourteenth Business Day following the Borrowing date thereof or, if sooner, the Revolving Termination Date; provided, however, that (i) if any Interest Period for a CD Rate Committed Loan or Offshore Rate Committed

Loan exceeds 90 days or three months, respectively, the date which falls 90 days or three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date, and (ii) as to any Bid Loan, such intervening dates prior to the maturity thereof as may be specified by the Company and agreed to by the applicable Bid Loan Lender in the applicable Competitive Bid shall also be Interest Payment Dates.

         "Interest Period" means, (a) with respect to any Offshore Rate Committed Loan, the period commencing on the Business Day the Loan is disbursed or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Committed Loan, and ending on the date that is one week or one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; (b) with respect to any CD Rate Committed Loan, the period commencing on the Business Day the CD Rate Committed Loan is disbursed or on the Conversion/Continuation Date on which the Loan is converted into or continued as a CD Rate Committed Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; (c) with respect to any LIBOR Bid Loan, the period commencing on the Business Day the Loan is disbursed and ending on the date one, two, three, six, or twelve months thereafter, as selected by the Company in the applicable Competitive Bid Request; and (d) with respect to any Absolute Rate Bid Loan, a period not less than 7 days and not more than 365/366 days, as applicable, as selected by the Company in the applicable Competitive Bid Request;

provided that:

                   (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;


                 (iii) no Interest Period for any Bid Loan shall extend beyond the Revolving Termination Date;


                  (iv) no Interest Period for any Committed Loan shall extend beyond the Revolving Termination Date unless and until the Company duly exercises its election to repay the Loans in installments in accordance with subsection 2.10(c), after which Interest Periods may extend beyond the Revolving Termination Date so long as no Interest Period extends beyond the Maturity Date; and

                   (v) no Interest Period applicable to a Committed Loan after the Revolving Termination Date shall extend beyond any date upon which is due any scheduled principal payment in respect of the Committed Loans pursuant to subsection 2.10(c) unless the aggregate principal amount of Committed Loans represented by Base Rate Committed Loans, or by CD Rate Committed Loans or Offshore Rate Committed Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

         "Invitation for Competitive Bids" means a solicitation for Competitive Bids, substantially in the form of Exhibit H.

         "Investment Policy" means the Corporate Investment Policy of the Company, as it existed on April 5, 1993 and as attached hereto as Schedule 1.01 (without giving effect to any later amendments thereto).

         "Investments" has the meaning specified in Section 8.04.

         "Issuance Date" has the meaning specified in subsection 3.01(a)."

         "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

         "Issuing Bank" means each of BofA and ABN in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.01(b) or Section 10.09.

         "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Commitment Percentage.

         "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at an Issuing Bank, as such Issuing Bank shall request.

         "L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at an Issuing Bank, as such Issuing Bank shall request.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Committed Loans under subsection 3.03(c).

         "L/C Commitment" means the commitment of the Issuing Banks to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date five million dollars $5,000,000, minus the L/C Obligations under and as defined in the Facility A Credit Agreement, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.07; provided that the L/C Commitment is a part of the Aggregate Commitment, rather than a separate, independent commitment.

         "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

         "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any Issuing Bank's standard form documents for letter of credit issuances.

         "Lending Office" means, with respect to any Bank and the Swingline Bank, the office or offices of the Bank and the Swingline Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Bank and the Swingline Bank as it may from time to time notify the Company and the Agent.

         "Letters of Credit" means any standby letters of credit Issued by the Issuing Bank pursuant to Article III.

         "Letter of Credit Rate" means, for any period, a rate per annum equal to the Applicable Margin with respect to Offshore Rate Committed Loans in effect for such period. The Letter of Credit Rate shall be adjusted automatically as to all Letters of Credit then outstanding as of the effective date of any change in the Letter of Credit Rate.

         "LIBO Rate" means, for any Interest Period with respect to a LIBOR Bid Loan, the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum notified to the Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Bid Loans to be borrowed in such Bid Loan Borrowing, and having a maturity comparable to such Interest Period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London Time) two Business Days prior to the commencement of such Interest Period.

         "LIBOR Auction" means a solicitation of Competitive Bids setting forth a LIBOR Bid Margin pursuant to Section 2.06.

         "LIBOR Bid Loan" means any Bid Loan that bears interest at a rate based upon the LIBO Rate.

         "LIBOR Bid Margin" has the meaning specified in subsection 2.06(c)(ii)(C).

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien, preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan" means an extension of credit by a Bank or the Swingline Bank, as the case may be, to the Company under Article II or Article III, and may be a Committed Loan, a Bid Loan, a Swingline Loan or an L/C Advance.

         "Loan Documents" means this Agreement, the L/C-Related Documents, and all documents delivered to the Agent in connection herewith and therewith.

         "Majority Banks" means (a) at any time prior to the Revolving Termination Date, or after the Revolving Termination Date if no Committed Loans are then outstanding, Banks then holding at least 66-2/3% of the Commitments, and (b) otherwise, Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary; (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         "Material Default" means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Company or the General Partner from the Agent or any Bank, or any continuing Event of Default.

         "Maturity Date" means, if the Company exercises its election to repay the Loans in installments as provided in subsection 2.10(a), the date that is the second anniversary of the Revolving Termination Date, otherwise, the Revolving Termination Date.

         "Maximum Pro Forma Annual Interest Charges" means, as of any date, the highest total amount payable during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date occurs and ending with the fiscal quarter in which the Maturity Date occurs, by the Company and its Restricted Subsidiaries on a combined basis, after eliminating all intercompany transactions, in respect of interest charges ((a) including amortization of debt discount and expense and imputed interest on Capital Lease Obligations and on other obligations included in Indebtedness which do not have stated interest, (b) assuming, in the case of fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, and (c) treating the principal amount of all Indebtedness outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date thereof, without regard to any provision permitting such maturity date to be extended) on all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date (excluding the Guarantee and the guarantees of the Facilities Subsidiary's Facility and the Facilities Subsidiary's Revolving Credit Facility but including, to the extent not already included, all other Indebtedness outstanding on such date which is guaranteed or in effect guaranteed by the Company or any Restricted Subsidiaries), after giving effect to any Indebtedness proposed to be created on such date and to the concurrent retirement of any other Indebtedness.

         "MMBF" means one million Board Feet.

         "Mortgage Note Agreements" means the Note Agreements, dated as of May 31, 1989, providing for the issuance and sale by the Facilities Subsidiary of its 11-1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) those certain Mortgage Note Agreement Amendment, Consent and Waivers dated as of January 1, 1991, (b) that certain letter agreement dated April 22, 1993, and (c) that certain Mortgage Note Agreement Amendment dated as of September 1, 1993.

         "Mortgage Notes" means the 11-1/8% First Mortgage Notes of the Facilities Subsidiary issued and sold pursuant to the Mortgage Note Agreements.

         "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Net Proceeds" means proceeds in cash as and when received by the Person making a sale of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Company or any Affiliate of the Company,
(b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

         "1994 Notes" means the 8.73% Senior Notes due August 1, 2009 in the aggregate principal amount of $150,000,000 issued and sold pursuant to the 1994 Senior Note Agreements.

         "1994 Senior Note Agreements" means those certain Senior Note Agreements dated as of August 1, 1994 providing for the issuance and sale by the Company of the 1994 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto.

         "Notes" means those certain senior promissory notes in the aggregate principal amount of $165,000,000 issued and sold pursuant to the Note Agreements.

         "Note Agreements" means those certain Note Agreements dated as of May 31, 1989, providing for the issuance and sale by the Company of the Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) those certain Senior Note Agreement Amendment, Consent and Waivers dated as of January 1, 1991, (b) that certain letter agreement dated April 22, 1993, (c) that certain Senior Note Agreement Amendment dated as of September 1, 1993 and (d) that certain Senior Note Agreement Amendment dated as of May 20, 1994.

         "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Sections 2.03 or 2.12, as the case may be, in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to Section 2.04, in substantially the form of Exhibit B.

         "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

         "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, the Agent, the Co-Agent, the Issuing Banks, the Swingline Bank, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

         "Offshore Lending Office" means with respect to each Bank, the office of such Bank designated as such in the signature pages hereto or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.

         "Offshore Rate" means, for each Interest Period in respect of Offshore Rate Committed Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                    IBOR
     Offshore Rate = -------------------------------------
                     1.00 - Eurodollar Reserve Percentage

Where,

                 "Eurodollar Reserve Percentage" means for any day for any Interest Period the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect for such day under regulations issued from time to time by the Federal Reserve Board for determining the reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

                 "IBOR" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Committed Loan and having a maturity comparable to such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

         The Offshore Rate shall be adjusted automatically as to all Offshore Rate Committed Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Committed Loan" means any Committed Loan that bears interest based on the Offshore Rate.

         "Offshore Rate Loan" means any LIBOR Bid Loan or any Offshore Rate Committed Loan.

         "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

         "Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; and, for any limited partnership, the certificate of limited partnership, the limited partnership agreement, and all applicable partnership resolutions.

         "Other Taxes" has the meaning specified in subsection 4.01(b).

         "Participant" has the meaning specified in subsection 11.08(d).

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Company, as in effect on the Closing Date, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

         "Partner Entities" means the General Partner, the PCMC General Partner and the PC Advisory General Partner.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

         "PC Advisory General Partner" means PC Advisory Corp. I, a Delaware corporation, the managing general partner of the PCMC General Partner, and any successor managing general partner of the PCMC General Partner.

         "PCMC General Partner" means PC Advisory Partners I, L.P., a Delaware limited partnership, the managing general partner of the General Partner, and any successor managing general partner of the General Partner.

         "Permitted Business" means any business engaged in by the Company or the Facilities Subsidiary on the Closing Date, and any business substantially similar or related to any such business, which shall not include pulp or paper manufacturing.

         "Permitted Liens" has the meaning specified in Section 8.01.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

         "Pro Forma Free Cash Flow" as of any date means (i) net income of the Company and its Restricted Subsidiaries on a pro forma combined basis (excluding (a) gain on the sale of any Capital Asset, (b) non-cash items of income, and (c) any distributions or other income received from, or equity of the Company or any Restricted Subsidiary in the earnings of, any entity which is not a Restricted Subsidiary) for the period of four consecutive fiscal quarters immediately prior to such date determined in accordance with GAAP plus depreciation, depletion, amortization and other noncash charges, interest expense on Indebtedness and provision for income taxes, minus (ii) capital expenditures made by the Company and its Restricted Subsidiaries during such period of four consecutive fiscal quarters to maintain their respective operations.

         "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         "Qualified Debt" means, as to the Company, as of any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including Indebtedness represented by the Notes, the 1994 Senior Notes and this Agreement (including L/C Borrowings and Loans used to repay L/C Borrowings, but excluding L/C Obligations with respect to undrawn Letters of Credit).

         "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

         "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

         "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer, the president or any vice president of the General Partner, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the General Partner, or any other officer having substantially the same authority and responsibility.

         "Responsible Representatives" means (a) in the case of any transaction in which the value of any assets disposed of or received have a value of less than $5,000,000 or in which payments made are less than $5,000,000, the chief executive officer, chief financial officer or chief operating officer of the Company, and (b) in the case of any other transaction, the Board of Directors of the PC Advisory General Partner.

         "Restricted Payment" means (a) any payment or other distribution, direct or indirect, in respect of any partnership interest in the Company, except a distribution payable solely in additional partnership interests in the Company, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any partnership interest in the Company including, without limitation, any Designated Repurchases; or, if the Company is at any time reorganized as or changed (by merger, sale of assets or otherwise) into a corporation, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company, and (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

         "Restricted Subsidiary" means any Wholly-Owned Subsidiary other than
(a) any Designated Immaterial Subsidiary and (b) the Facilities Subsidiary or any Subsidiary directly or indirectly owned by the Facilities Subsidiary, provided that after the Mortgage Notes shall have been paid in full and retired, the Facilities Subsidiary and its Subsidiaries shall become and be Restricted Subsidiaries.

         "Revolving Credit Facility" means any facility pursuant to which the Company may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper, other than that established pursuant to the Facility A Credit Agreement.

         "Revolving Extension Request" has the meaning specified in subsection 2.10(a).

         "Revolving Facility Tranche" has the meaning specified in Section 2.18.

         "Revolving Facility Tranche Loan" means a Loan allocated by the Company to the Revolving Facility Tranche as provided in Section 2.18.

         "Revolving Termination Date" means the earlier to occur of:

                 (a) October 30, 1995, as such date may be extended in full compliance with subsection 2.10(a); and

                 (b) the date on which the Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

         "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

         "Solvent" means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner's non-partnership Property over such partner's non-partnership debts (together, the "Applicable Property") is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital.

         "Subsidiary" of a Person means any corporation, partnership or other entity a majority of (i) the total combined voting power of all classes of Voting Stock of which or (ii) the outstanding equity interests of which shall, at the time of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

         "Swingline Bank" means BofA.

         "Swingline Borrowing" means a Borrowing hereunder consisting of one or more Swingline Loans made to the Company on the same day by the Swingline Bank.

         "Swingline Clean-Up Day" has the meaning specified in subsection 2.09(a)(iv).

         "Swingline Commitment" has the meaning specified in Section 2.12.

         "Swingline Loan" has the meaning specified in Section 2.12.

         "Taxes" has the meaning specified in subsection 4.01(a).

         "Timber" means standing trees not yet harvested.

         "Timberlands" means the timberlands owned by the Company as of the Closing Date and any timberlands acquired by the Company or any Subsidiary after the Closing Date.

         "Transferee" has the meaning specified in subsection 11.08(e).

         "Type" has the meaning specified in the definition of "Committed Loan."

         "UCC" means the Uniform Commercial Code as in effect in the State of California.

         "UCP" has the meaning specified in Section 3.09.

         "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

         "United States" and "U.S." each means the United States of America.

         "Voting Stock" means, with respect to any corporation or other entity, any shares of stock or other ownership interests of such corporation or entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or to manage any such other entity (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Wholly-Owned Subsidiary" means any Subsidiary organized under the laws of any state of the United States which conducts the major portion of its business in the United States, and all of the stock or other ownership interests of every class of which, except director's qualifying shares, and except in the case of the Facilities Subsidiary not more than 5% of the outstanding Voting Stock shall, at the time as of which any determination is being made, be owned by the Company either directly or through Wholly-Owned Subsidiaries.

         "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

         1.02 Other Interpretive Provisions.

                 (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

                 (b) The Agreement. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

                 (c)      Certain Common Terms.

                            (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.


                           (ii) The term "including" is not limiting and means "including without limitation."

                 (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.


                 (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.


                 (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                 (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                 (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

                 (i) Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks, the Co-Agent or the Agent merely because of the Agent's, the Co-Agent's or Banks' involvement in the preparation of such documents and agreements.

         1.03 Accounting Principles.

                 (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                 (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                                  THE CREDITS

         2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans to the Company (each such loan, a "Committed Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.01 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.07 or Section 2.09, or as a result of one or more assignments pursuant to Section 11.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Committed Borrowings, the Effective Amount of all Committed Loans, Swingline Loans and Bid Loans and the Effective Amount of all L/C Obligations shall not at any time exceed the Aggregate Commitment; and provided, further, that the Effective Amount of the Committed Loans of any Bank plus such Bank's participation in the Effective Amount of all Swingline Loans, if any, plus such Bank's Commitment Percentage of the Effective Amount of all L/C Obligations shall not at any time exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, until the Revolving Termination Date, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.08 and reborrow pursuant to this Section 2.01.

         2.02 Loan Accounts. The Loans made by each Bank (including the Swingline Bank) and the Letters of Credit Issued by an Issuing Bank shall be evidenced by one or more loan accounts maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Agent, the Co-Agent, the Swingline Bank, each Issuing Bank and each such Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the Letters of Credit issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

         2.03     Procedure for Committed Borrowing.

                 (a) Each Committed Borrowing shall be made upon the Company's irrevocable written notice delivered to the

Agent in accordance with Section 11.02 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time)) (i) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Committed Loans; (ii) three Business Days prior to the requested Borrowing date, in the case of CD Rate Committed Loans, and (iii) on the requested Borrowing date, in the case of Base Rate Committed Loans, specifying:

                                  (A)      the amount of the Committed
                 Borrowing, which shall be in an aggregate minimum principal amount of three million dollars ($3,000,000) except in the case of Offshore Rate Committed Loans with a proposed Interest Period of one week, in which case the aggregate minimum principal amount shall be twelve million dollars ($12,000,000) or, in either case, any multiple of five hundred thousand dollars ($500,000) in excess thereof;

                                  (B)      the requested Committed Borrowing
                 date, which shall be a Business Day;

                                  (C)      whether the Committed Borrowing is
                 to be comprised of Offshore Rate Committed Loans, CD Rate Committed Loans or Base Rate Committed Loans;

                                  (D)      the duration of the Interest Period
                 applicable to such Committed Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Committed Borrowing comprised of CD Rate Committed Loans or Offshore Rate Committed Loans, such Interest Period shall be 90 days or three months, respectively; and

                                  (E)      with respect to any Committed
                 Borrowing after the date the Company gives the notice regarding allocation of Loans pursuant to Section 2.18, whether the Committed Borrowing shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche.

                 (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Committed Borrowing.

                 (c) Each Bank will make the amount of its Commitment Percentage of the Committed Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (San Francisco time) on the Committed Borrowing date requested by the Company in funds immediately available to the Agent. The proceeds of all such Committed Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent, unless on the date of the Borrowing all or any portion of the proceeds thereof shall then be required to be applied to the repayment of any outstanding Swingline Loans pursuant to Section 2.12 or the reimbursement of any outstanding drawings under Letters of Credit pursuant to Section 3.03, in which case such proceeds or portion thereof shall be applied to the repayment of such Swingline Loans or the reimbursement of such Letter of Credit drawings, as the case may be.

                 (d) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Committed Loan be made as, or converted into or continued as, an Offshore Rate Committed Loan or a CD Rate Committed Loan.

                 (e) After giving effect to any Committed Borrowing, there shall not be more than six different Interest Periods in effect in respect of all Committed Loans and Bid Loans together then outstanding.

         2.04    Conversion and Continuation Elections for Committed
Borrowings.

                 (a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                            (i) elect to convert on any Business Day, any Base Rate Committed Loans (or any part thereof in an amount not less than $3,000,000 except in the case of a conversion into an Offshore Rate Committed Loan for an Interest Period of one week which shall be in an amount not less than $12,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Offshore Rate Committed Loans or CD Rate Committed Loans;

                           (ii) elect to convert on the last day of the applicable Interest Period any Offshore Rate Committed Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $500,000 in excess thereof) into CD Rate Committed Loans or Base Rate Committed Loans;

                          (iii) elect to convert on the last day of the applicable Interest Period any CD Rate Committed Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $3,000,000 except in the case of a conversion into an Offshore Rate Committed Loan for an Interest Period of one week which shall be in an amount not less than $12,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Offshore Rate Committed Loans or Base Rate Committed Loans; or

                           (iv) elect to continue on the last day of the applicable Interest Period any Offshore Rate Committed Loans or CD Rate Committed Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $3,000,000 except in the case of a continuation of an Offshore Rate Committed Loan for an Interest Period of one week which shall be in an amount not less than $12,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if the aggregate amount of CD Rate Committed Loans or Offshore Rate Committed Loans in respect of any Committed Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such CD Rate Committed Loans or Offshore Rate Committed Loans shall automatically convert into Base Rate Committed Loans, and on and after such date the right of the Company to continue such Committed Loans as, and convert such Committed Loans into, Offshore Rate Committed Loans or CD Rate Committed Loans, as the case may be, shall terminate.

                 (b) The Company shall deliver a Notice of Conversion/ Continuation in accordance with Section 11.02 to be received by the Agent not later than 9:00 a.m. (San Francisco time) (i) at least three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as Offshore Rate Committed Loans; (ii) at least three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as CD Rate Committed Loans; and (iii) on the Conversion/Continuation Date, if the Committed Loans are to be converted into Base Rate Committed Loans, specifying:

                                  (A)      the proposed Conversion/Continuation
                 Date;

                                  (B)      the aggregate amount of Committed
                  Loans to be converted or continued;

                                  (C)      the nature of the proposed
                 conversion or continuation; and

                                  (D)      other than in the case of Base Rate
                 Committed Loans, the duration of the requested Interest
                 Period.

                 (c) If upon the expiration of any Interest Period applicable to CD Rate Committed Loans or Offshore Rate Committed Loans, the Company has failed to select timely a new Interest Period to be applicable to such CD Rate Committed Loans or Offshore Rate Committed Loans, as the case may be, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such CD Rate Committed Loans or Offshore Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such current Interest Period.

                 (d) Upon receipt of a Notice of Conversion/ Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Bank.

                 (e) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Committed Loan converted into or continued as an Offshore Rate Committed Loan or a CD Rate Committed Loan.

                 (f) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Committed Loans there shall not be more than six different Interest Periods in effect in respect of all Committed Loans and Bid Loans, together then outstanding.

         2.05 Bid Borrowings. In addition to Committed Borrowings pursuant to Section 2.03, each Bank severally agrees that the Company may, as set forth in Section 2.06, from time to time request the Banks prior to the Revolving Termination Date to submit offers to make Bid Loans to the Company; provided, however, that the Banks may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall (a) the Effective Amount of all Committed Loans, Swingline Loans, Bid Loans and L/C Obligations exceed the Aggregate Commitment; or (b) the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceed six different Interest Periods.

         2.06 Procedure for Bid Borrowings.

                 (a) When the Company wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission, delivered in accordance with Section 11.02, a notice in substantially the form of Exhibit G (a "Competitive Bid Request") so as to be received no later than 7:00 a.m. (San Francisco time) (x) four Business Days prior to the date of a proposed Bid Borrowing in the case of a LIBOR Auction, or (y) two Business Days prior to the date of a proposed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

                            (i)   the date of such proposed Bid Borrowing,
which shall be a Business Day;

                           (ii) the aggregate amount of such proposed Bid Borrowing, which shall be in an aggregate minimum principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

                          (iii)   whether the Competitive Bids requested are to
be for LIBOR Bid Loans or Absolute Rate Bid Loans or both;

                           (iv)   the duration of the Interest Period
         applicable thereto, subject to the provisions of the definition of "Interest Period" herein; and

                            (v) with respect to any proposed Bid Borrowing after the date the Company gives the notice regarding allocation of Loans pursuant to Section 2.18, whether the Bid Borrowing shall be allocated to the Revolving Facility Tranche or to the Capital Expenditure Tranche.

                 Subject to subsection 2.06(c), the Company may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five consecutive Business Days.

                 (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Banks by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Bank to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.06.

                 (c)        (i)   Each Bank may at its discretion submit a
         Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.06(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth on the signature pages hereto not later than (A) 6:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or (B) 6:30 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction; provided that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than (A) 6:15 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (B) 6:15 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

                           (ii)   Each Competitive Bid shall be in
         substantially the form of Exhibit I, specifying therein:

                                  (A)      the proposed date of Borrowing;

                                  (B)      the principal amount of each Bid
                 Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Bank, (y) shall be in an aggregate minimum principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                                  (C)      in case the Company elects a LIBOR
                 Auction, the margin above or below LIBOR (the "LIBOR Bid Margin") offered for each such Bid Loan, expressed as a percentage (rounded to the nearest 1/16th of 1%) to be added to or subtracted from the applicable LIBOR and the Interest Period applicable thereto;

                                  (D)      in case the Company elects an
                 Absolute Rate Auction, the rate of interest per annum (rounded upward to the nearest 1/100th of 1%) (the "Absolute Rate") offered for each such Bid Loan; and

                                  (E)      the identity of the quoting Bank.

A Competitive Bid may contain up to three separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bids.

                          (iii)   Any Competitive Bid shall be disregarded if
it:

                                  (A)      is not substantially in conformity
                 with Exhibit I or does not specify all of the information required by subsection (c)(ii) of this Section;

                                  (B)      contains qualifying, conditional or
                 similar language;

                                  (C)      proposes terms other than or in
                 addition to those set forth in the applicable Invitation for Competitive Bids; or

                                  (D)      arrives after the time set forth in
                 subsection (c)(i).

                 (d) Promptly on receipt and not later than 7:00 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR Auction, or 7:00 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Bank that is in accordance with subsection 2.06(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 2.06(c). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of Sections 4.02, 4.05 and 5.02 hereof and the provisions of this subsection (d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Company.

                 (e) Not later than 7:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or 7:30 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection 2.06(d). The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:


                            (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

                           (ii) the principal amount of each Bid Borrowing must be an amount not less than $5,000,000 or any multiple of $1,000,000 in excess thereof and the principal amount of each Bid Loan shall be an integral multiple of $1,000,000;

                          (iii) acceptance of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

                           (iv) the Company may not accept any offer that is described in subsection 2.06(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

                 (f) If offers are made by two or more Banks with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such integral multiples of $1,000,000 as the

Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

                 (g)        (i)   The Agent will promptly notify each Bank
having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

                           (ii)   If, on or before the proposed date of Bid
Borrowing, the Commitments have not been terminated and if, on such proposed date of Borrowing all applicable conditions to funding referenced in Sections 4.02, 4.05 and 5.02 hereof are satisfied, each Bank that has received notice pursuant to subsection 2.06(g)(i) that its Competitive Bid has been accepted shall make the amounts of such Bid Loans available to the Agent for the account of the Company at the Agent's Payment Office in immediately available funds by 11:00 a.m. (San Francisco time) on such date of Bid Borrowing.

                          (iii)   Promptly following each Bid Borrowing, the
Agent shall notify each Bank of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

                           (iv)   From time to time, the Company and the Banks
shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Company for payment of all amounts owing hereunder.

         2.07 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days prior notice to the Agent, terminate the Aggregate Commitment or permanently reduce the Aggregate Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Committed Loans made on the effective date thereof, the Effective Amount of Committed Loans, Swingline Loans, Bid Loans and L/C Obligations would exceed the amount of the Aggregate Commitment then in effect. Once reduced in accordance with this
Section 2.07, the Aggregate Commitment may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Bank's Commitment in accordance with such

Bank's Commitment Percentage. All accrued commitment fees to the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.

         2.08 Optional Prepayments.

                 (a) Subject to Section 4.04, the Company may, at any time or from time to time, by written notice delivered to the Agent at least three Business Days prior to the proposed prepayment date in the case of Offshore Rate Committed Loans, CD Rate Committed Loans and Swingline Loans bearing interest at other than the Base Rate, and on the proposed prepayment date (which notice must be received by the Agent not later than 9:00 a.m. (San Francisco time)) in the case of Base Rate Committed Loans and Swingline Loans bearing interest at the Base Rate, (i) ratably prepay Committed Loans in whole or in part, in minimum principal amounts of $3,000,000 or any multiple of $1,000,000 in excess thereof, and (ii) prepay in whole or in part Swingline Loans in minimum principal amounts of $250,000 or any multiple of $100,000 in excess thereof, or in such other amounts with the consent of the Swingline Bank. Such notice of prepayment shall specify (i) the date and amount of such prepayment, (ii) whether such prepayment is of Base Rate Committed Loans, CD Rate Committed Loans, Offshore Rate Committed Loans, or Swingline Loans, or any combination thereof, and (iii) if applicable, whether such prepayment is of a Revolving Facility Tranche Loan or a Capital Expenditure Tranche Loan, or both. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify (i) in the case of Committed Loans, each Bank thereof and of such Bank's Commitment Percentage of such prepayment, and (ii) in the case of Swingline Loans, the Swingline Bank thereof and of the amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 4.04.

                 (b)      Bid Loans may not be voluntarily prepaid.

         2.09    Mandatory Prepayments of Loans; Mandatory Commitment
           Reductions.

                 (a)      Mandatory Prepayments.

                            (i)   Asset Dispositions.  If the Company or any of
its Restricted Subsidiaries shall at any time or from time to time make or agree to make a sale of Properties permitted by subsection 8.02(i), or harvest excess Timber permitted by Section 8.03, then (A) the Net Proceeds of such sale shall either be paid pro-rata by the Company as a prepayment of Loans or reinvested in accordance with the provisions of subsection 8.02(i), or (B) the Net Proceeds from such excess harvest shall either be paid pro-rata by the Company as a prepayment of Loans or reinvested in accordance with the provisions of Section 8.03, each as applicable.

                           (ii)   L/C Obligations.  If on any date the
Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the aggregate L/C Commitment. The Company hereby grants to the Agent, for the benefit of the Agent, the Issuing Banks and the Banks, a security interest in all such cash and deposit account balances used to Cash Collateralize such L/C Obligations. Subject to Section 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the Aggregate Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans and L/C Advances by an amount equal to the applicable excess.

                          (iii)   Bid Loans.  If any mandatory prepayments
pursuant to subsections 2.09(a)(i) or (ii) would otherwise require prepayment of Bid Loans in accordance with subsection 2.09(c), the Company shall Cash Collateralize the outstanding Bid Loans in an amount equal to the prepayment amount applicable to Bid Loans, which amount shall be applied by the Agent to Bid Loans when such Loans mature. The Company hereby grants to the Agent, for the benefit of the Agent and the Bid Loan Lenders, a security interest in all such cash and deposit account balances used to Cash Collateralize such prepayment of Bid Loans.

                           (iv)   Swingline Loans.  The Company shall be
required to prepay Swingline Loans (A) if following any reduction of the Swingline Commitment pursuant to subsection 2.09(b) the aggregate outstanding principal amount of Swingline Loans would exceed the Swingline Commitment as reduced, the Company shall prepay on the reduction date the outstanding principal amount of the Swingline Loans in an amount equal to the excess of the Swingline Loans over the Swingline Commitment, and (B) so that for one Business Day during each successive two calendar week period the aggregate principal amount of Swingline Loans shall be $0 (a "Swingline Clean-Up Day"), the Company shall prepay on the Swingline Clean-Up Day the outstanding principal amount of the Swingline Loans (which Swingline Loans may not be reborrowed until such Swingline Clean-Up Day has ended).

                            (v)   Revolving Facility Tranche Loans.  If the
Company has given a notice pursuant to Section 2.18 allocating all or a portion of the Loans to the Revolving Facility Tranche, the Company shall cause, for a period of at least 45 consecutive days during the 12 calendar month period after the effective date of such notice and during each successive 12 calendar month period prior to the Revolving Termination Date, no L/C Obligations to be outstanding and the aggregate principal amount of Revolving Facility Tranche Loans to be $0.

                 (b)      Mandatory Commitment Reductions.

                            (i)   The Aggregate Commitment shall be reduced
from time to time by the amount of any mandatory prepayment required by subsection 2.09(a)(i).

                           (ii)   No reduction in the Aggregate Commitment
pursuant to Section 2.07 or subsection 2.09(b)(i) shall reduce the L/C Commitment unless and until the combined Commitment has been reduced to $5,000,000; thereafter, any reduction in the combined Commitment pursuant to
Section 2.07 shall equally reduce the L/C Commitment.

                          (iii)   (A)      At no time shall the Swingline
Commitment exceed the Aggregate Commitment, and any reduction of the Aggregate Commitment which reduces the Aggregate Commitment below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Aggregate Commitment, as so reduced, without any action on the part of the Swingline Bank.

                                  (B)      At no time shall the Swingline
Commitment exceed the Commitment of the Swingline Bank, and any reduction of the Aggregate Commitment which reduces the Commitment of the Swingline Bank below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Commitment of the Swingline Bank, as so reduced, without any action on the part of the Swingline Bank.

                 (c) General. Any prepayments pursuant to subsection 2.09(a)(i) or (ii) shall be applied first to any Base Rate Committed Loans then outstanding, second to Cash Collateralize or to prepay Swingline Loans as directed by the Swingline Bank in its sole discretion, third, at the Company's option, to Cash Collateralize or to prepay in the inverse order of their stated maturity CD Rate Committed Loans and Offshore Rate Committed Loans, fourth to Bid Loans as provided in Section 2.09(a)(iii). The Company hereby grants to the Agent (i) for the benefit of the Agent and the Banks in the case of CD Rate Committed Loans and Offshore Rate Committed Loans and (ii) for the benefit of the Agent, the Swingline Bank and the Banks in the case of Swingline Loans, a security interest on all such cash and deposit account balances used to Cash Collateralize Loans to be prepaid pursuant to this subsection 2.09(c). Subject to the foregoing and so long as no default or Event of Default shall then exist, if applicable, any such prepayments shall be applied to Revolving Facility Tranche Loans and Capital Expenditure Tranche Loans as directed by the Company. After the Revolving Termination Date, all prepayments shall be applied in the inverse order of maturity to the principal payments required under subsection 2.10(c). The Company shall pay, together with each prepayment under this Section 2.09, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.04.

                 (d) Reduction of Commitment. Upon the making of any mandatory prepayment under subsection 2.09(a)(i), the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.10    Extension of Revolving Termination Date; Repayment.

                 (a) So long as no Default or Event of Default shall then exist and so long as the Company may incur at least $1 of additional Funded Debt pursuant to subsection 8.05(i), in each case on the date of such request and on the Revolving Termination Date then in effect, at least 55 days but no more than 60 days before the Revolving Termination Date then in effect, the Company may request the Banks to extend the Revolving Termination Date then in effect for an additional 364 days unless the Company has exercised its election to repay the Obligations in installments as provided in subsection 2.10(c). The Company shall request such extension by delivering to the Agent an irrevocable written request in substantially the form of Exhibit J (each a "Revolving Extension Request").
The Company understands that this subsection 2.10(a) is included in this Agreement for the Company's convenience in requesting extensions and acknowledges that neither the Agent nor any Bank has promised (either expressly or by implication), and neither the Agent nor any Bank has any obligation or commitment, to extend the Revolving Termination Date at any time. The Agent shall promptly deliver to each Bank three (3) copies of each Revolving Extension Request received by the Agent. If a Bank, in its sole discretion, consents to any Revolving Extension Request, such Bank shall evidence such consent by executing and returning two (2) copies of the Revolving Extension Request to the Agent not later than the last Business Day which is 35 days before the Revolving Termination Date then in effect. Any failure by any Bank so to execute and return a Revolving Termination Request shall be deemed a denial thereof. If the Company shall deliver a Revolving Extension Request to the Agent pursuant to the first sentence of this subsection 2.10(a), then not later than the last Business Day which is 30 days before the Revolving Termination Date then in effect, the Agent shall notify the Company in writing whether (i) the Agent has received a copy of the Revolving Extension Request executed by each Bank, in which case the definition of "Revolving Termination Date" shall be deemed amended as provided in the Revolving Extension Request as of the date of such written notice from the Agent to the Company, or (ii) the Agent has not received a copy of the Revolving Extension Request executed by each Bank, in which case such Revolving Extension Request shall be deemed denied. The Agent shall deliver to the Company, with each written notice under clause (i) of the preceding sentence which notifies the Company that the Agent has received a Revolving Extension Request executed by each Bank, a copy of the Revolving Extension Request so executed by each Bank.

                 (b) Unless the Company shall have exercised its election to repay the Committed Loans outstanding on the Revolving Termination Date in installments pursuant to and in strict compliance with subsection 2.10(c), the Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of any Committed Loans outstanding on the Revolving Termination Date.

                 (c) So long as no Default or Event of Default shall then exist and so long as the Company may incur at least $1 of additional Funded Debt pursuant to subsection 8.05(i), in each case on the date of such election and the Revolving Termination Date, at least 25 days before the Revolving Termination Date the Company may, in lieu of requesting an extension of the Revolving Termination Date under subsection 2.10(a) or following a decline by the Banks of such request, elect to repay the aggregate principal amount of Committed Loans outstanding on the Revolving Termination Date in eight (8) consecutive quarterly equal installments, each in an amount equal to one-eighth of the Effective Amount of the Committed Loans on the Revolving Termination Date and payable on the last Business Day of each January, April, July and October through the Maturity Date. The Company shall request such repayment election by delivering to the Agent an irrevocable written request in substantially the form of Exhibit K. The Agent shall promptly deliver a copy of such notice to the Banks.

                 (d) The Company shall repay each Bid Loan on the last day of the relevant Interest Period.

                 (e) The Company shall repay to the Swingline Bank in full on the Revolving Termination Date the aggregate principal amount of the Swingline Loans outstanding on the Revolving Termination Date.

         2.11 Interest.

                 (a) Subject to subsection 2.11(c): (i) each Committed Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the CD Rate, the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin; (ii) each Bid Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the LIBO Rate plus (or minus) the LIBOR Bid Margin, or at the Absolute Rate, as the case may be; and (iii) each Swingline Loan shall bear interest on the principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Base Rate plus the Applicable Margin or any other rate agreed to by the Swingline Bank in its sole discretion.

                 (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and in the case of a Swingline Loan bearing an interest rate other than the Base Rate, on the date agreed to by the Swingline Bank in its sole discretion. Interest shall also be paid on the date of any prepayment of Committed Loans pursuant to Section 2.08 and 2.09 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

                 (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum that is determined, in the case of Loans other than Base Rate Committed Loans and Swingline Loans, by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of other Obligations, at a rate equal to the Base Rate plus 2%.

                 (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

         2.12 Swingline Loans.

                 (a) Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make a portion of the Aggregate Commitment available to the Company by making swingline loans (individually, a "Swingline Loan"; collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in accordance with the procedures set forth in this Section in an aggregate principal amount at any one time outstanding not to exceed $15,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Committed Loans, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company pursuant to this subsection 2.12(a), as the same shall be reduced pursuant to subsection 2.09(b) or as a result of any assignment pursuant to Section 11.08, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the sum of the Effective Amount of all Swingline Loans plus the Effective Amount of all Committed Loans and Bid Loans plus the Effective Amount of all L/C Obligations exceed the

Aggregate Commitment, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than four Swingline Loans may be outstanding at any one time, and except as otherwise provided in
Section 2.11(c), all Swingline Loans shall at all times bear interest at a rate per annum equal to the Base Rate, unless otherwise agreed to by the Swingline Bank in its sole discretion. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.12(a), prepay pursuant to subsection 2.08(a) and reborrow pursuant to this subsection 2.12(a).

                 (b) The Company shall provide the Agent (with a copy to the Swingline Bank) irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Swingline Bank and the Agent prior to 12:00 noon (San Francisco time) on the requested Borrowing date) specifying (i) the amount to be borrowed, (ii) the requested Borrowing date, which must be a Business Day, and (iii) with respect to any Swingline Borrowing after the date the Company gives the notice regarding allocation of Loans pursuant to Section 2.18, whether the Swingline Borrowing shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche.

                 Upon receipt of the Notice of Borrowing, the Swingline Bank will immediately confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the Notice of Borrowing from the Company and, if not, the Swingline Bank will provide the Agent with a copy thereof. Unless the Swingline Bank has received notice prior to 2:00 p.m. on such Borrowing date from the Agent (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.12(a); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 3:00 p.m. (San Francisco time) on the Borrowing date specified in such Notice, make the amount of its Swingline Loan available to the Agent for the account of the Company at the Agent's Payment Office in funds immediately available to the Agent. The proceeds of such Swingline Loan will then promptly be made available to the Company by the Agent crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Swingline Bank and in like funds as received by the Agent. Each Borrowing pursuant to this Section shall be in an aggregate principal amount equal to two hundred fifty thousand dollars ($250,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof, unless otherwise agreed by the Swingline Bank.

                 (c) If (i) any Swingline Loans shall remain outstanding at 9:00 a.m. (San Francisco time) on the Business Day immediately prior to a Swingline Clean-Up Day and by such time on such Business Day the Agent shall have received neither (A) a Notice of Borrowing delivered pursuant to Section
2.03 requesting that Committed Loans be made pursuant to Section 2.01 or Bid Loans be made pursuant to Section 2.05 on the Swingline Clean-Up Day in an amount at least equal to the aggregate principal amount of such Swingline Loans, nor (B) any other notice indicating the Company's intent to repay such Swingline Loans with funds obtained from other sources, or (ii) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Agent that the Swingline Bank desires that such Swingline Loans be converted into Committed Loans, then the Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to Section 2.03 requesting that Base Rate Committed Loans be made pursuant to Section 2.01 on such Swingline Clean-Up Day (in the case of the circumstances described in clause (i) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (ii) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in making such Base Rate Committed Loans; provided, that such Base Rate Committed Loans shall be made notwithstanding the Company's failure to comply with subsections 5.02(b) and 5.02(c); and provided, further, that if a Borrowing of Committed Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Committed Loans are required to be made by the Banks in accordance with this subsection 2.12(c), each Bank agrees that in lieu of making Committed Loans as described in this subsection 2.12(c), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Commitment Percentage of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in connection with the purchases of such participations. Upon such purchases of participations, the prepayment requirements of subsection 2.09(a)(iv) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Committed Loans, or participations purchased, shall be applied to repay such Swingline Loans. A copy of each notice given by the Agent to the Banks pursuant to this subsection 2.12(c) with respect to the making of Committed Loans, or the purchases of participations, shall be promptly delivered by the Agent to the Company. Each Bank's obligation in accordance with this Agreement to make the Committed Loans, or purchase the participations, as contemplated by this subsection 2.12(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank, the Company or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         2.13 Fees.  In addition to certain fees described in Section 3.08:

                 (a) Agency and Participation Fees. The Company shall pay to BofA for BofA's own account fees in the amounts and at the times set forth in a letter agreement between the Company, BofA and the Arranger dated August 29, 1994 and the term sheet attached thereto. The Company shall pay to the Agent on the Closing Date for the account of each Bank a participation fee in an amount equal to the product of (i) 0.075% times (ii) such Bank's Commitment as set forth in Schedule 2.01 hereof. The foregoing fees shall be non-refundable.

                 (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Commitment Fee Percentage. For purposes of calculating utilization under this subsection, (i) the Aggregate Commitment shall be deemed used to the extent of the Effective Amount of Committed Loans then outstanding, plus the Effective Amount of L/C Obligations then outstanding, and (ii) with respect to the Commitment of the Swingline Bank and each Bid Loan Lender, the making of any Bid Loan or Swingline Loan, as the case may be, shall not be considered a use of a portion of such Bid Loan Lender's or Swingline Bank's Commitment. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing





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
on the first such day after this Agreement is executed by the Company through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.07 or Section 2.09, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

                 (c) Bid Loan Fee. The Company shall pay to the Agent for its own account a Bid Loan fee for each Competitive Bid Request submitted by the Company in the amounts set forth in the letter agreement between the Company, BofA and the Arranger dated August 29, 1994 and the term sheet attached thereto. Such Bid Loan fee shall be due and payable on each date the Company submits a Competitive Bid Request.

         2.14 Computation of Fees and Interest.

                 (a) All computations of interest payable in respect of Base Rate Committed Loans and Swingline Loans at all times as the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                 (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate, LIBO Rate or of a CD Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Committed Loan resulting from a change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate shall become effective as of the opening of business on the day on which such change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate becomes effective. The





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
Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

                 (c) Each determination of an interest rate by the Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

         2.15 Payments by the Company.

                 (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

                 (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

                 (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until





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
the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

         2.16 Payments by the Banks to the Agent.

                 (a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Committed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Committed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Committed Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Committed Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.16(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of such Committed Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Committed Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Committed Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

                 (b) The failure of any Bank to make any Committed Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Committed Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Committed Loan to be made by such other Bank on the date of any borrowing.

         2.17 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any





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
right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Committed Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's proportionate share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.
The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section
2.17 and will in each case notify the Banks following any such purchases or repayments. Any Bank or Swingline Bank having outstanding Committed Loans, Swingline Loans and Bid Loans at any time a right of set-off is exercised by such Bank or Swingline Bank shall apply the proceeds of such set-off first to such Bank's Committed Loans, until its Committed Loans are reduced to zero, then to its Swingline Loans, and thereafter to its Bid Loans.

         2.18 Loan Tranches. The Company may, at any time and from time to time, upon at least five Business Days notice to the Agent, allocate all or a portion of Committed Borrowings, Bid Borrowings, Swingline Borrowings and L/C Obligations to a revolving credit facility tranche (the "Revolving Facility Tranche") or a capital expenditure tranche (the "Capital Expenditure Tranche"), or both; provided that

                                  (A)      at no time shall the Effective
                 Amount of all Committed Loans, Swingline Loans and Bid Loans allocated to the Revolving Facility Tranche plus the Effective Amount of all L/C Obligations exceed $15,000,000;





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
                                  (B)      at no time shall the Effective
                 Amount of all Committed Loans, Swingline Loans and Bid Loans allocated to the Capital Expenditure Tranche exceed $20,000,000;

                                  (C)      upon allocation to the Revolving
                 Facility Tranche or the Capital Expenditure Tranche, as case may be, Loans shall remain so allocated notwithstanding any conversion or continuation of Loans pursuant to Section 2.04;

                                  (D)      the Company and each of the Banks
                 agree that the establishment of the Revolving Facility Tranche and the Capital Expenditure Tranche is intended to assist the Company in its compliance with Section 8.05 and the corresponding provisions of the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements. Accordingly, neither the failure by the Company to comply in any respect with this Section 2.18 nor the failure by the Agent or any Bank to identify or remedy such noncompliance shall give rise to any liability against the Agent or any Bank or any defense to compliance by the Company with Section 8.05; and

                                  (E)      all Letters of Credit shall be
                 deemed allocated to the Revolving Facility Tranche.

Such notice of allocation shall specify (i) the effective date of such allocation which shall not be a date earlier than the date of such notice, (ii) the aggregate principal amount of Loans (identified by Type of Loan) and L/C Obligations to be allocated to the Revolving Facility Tranche, the Capital Expenditure Tranche, or both, as the case may be, and (iii) in the case of allocations to the Capital Expenditure Tranche, the Company shall represent and warrant that the proceeds of all Loans allocated thereto have been used solely to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment. The Agent will promptly notify the Banks of such notice of allocation of Loans and L/C Obligations.

         2.19 Effect of Limitations in Facility A Credit Agreement. Unless otherwise stated herein to the contrary, the limitations imposed in Article II and III hereof on the minimum principal amount of each Credit Extension, the number of Interest Periods in effect and the frequency of Borrowings shall operate independently of any such limitations imposed on Credit Extensions as defined in and





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
pursuant to the Facility A Credit Agreement and shall not be affected by or combined with any such limitations therein.

                                  ARTICLE III

                             THE LETTERS OF CREDIT

         3.01 The Letter of Credit Facility.

                 (a) On the terms and conditions set forth herein, (i) each Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Termination Date to issue Letters of Credit for the account of the Company or the Facilities Subsidiary, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company or the Facilities Subsidiary; provided, that the Issuing Banks shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Committed Loans, Swingline Loans and Bid Loans exceeds the Aggregate Commitment, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Committed Loans of such Bank plus the participation of such Bank, if any, in the Effective Amount of all Swingline Loans exceeds such Bank's Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. The Company shall be primarily liable for all obligations hereunder and under the L/C-Related Documents with respect to any Letter of Credit Issued for the account of the Facilities Subsidiary. Notwithstanding the foregoing, the Company shall cause, for a period of at least 45 consecutive days during the 364 days after the Closing Date and during each successive 364 day period that the Revolving Termination Date has been extended pursuant to subsection 2.10(a), no L/C Obligations to be outstanding in accordance with subsection 2.09(a)(v).

                 (b) Each of the Issuing Banks is under no obligation to Issue any Letter of Credit if:





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
                            (i)   any order, judgment or decree of any
Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

                           (ii)   such Issuing Bank has received written notice
from any Bank, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                          (iii)   the expiry date of any requested Letter of
Credit is (A) more than 364 days after the date of Issuance, unless the Majority Banks have approved such expiry date in writing, or (B) less than 30 days prior to the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

                           (iv)   the expiry date of any requested Letter of
Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit, unless such Letter of Credit is issued in connection with worker's compensation or to secure self-insurance deductibles or certain payments required in connection with export log yards, or all of the Banks have approved such expiry date in writing;

                            (v)   any requested Letter of Credit does not
provide for drafts, or is not otherwise in form and substance reasonably acceptable to such Issuing Bank, or the Issuance of a Letter of Credit may violate any policies of such Issuing Bank applicable to customers and credits of a type similar to the Company and the transactions contemplated in this Agreement;

                           (vi)   any standby Letter of Credit is for the
purpose of supporting the issuance of any letter of credit by any other Person;





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
                          (vii)   such Letter of Credit is in a face amount
less than $100,000 or to be denominated in a currency other than Dollars; or

                         (viii)   the requested Letter of Credit provides for
payment thereunder sooner than the Business Day following the presentation to such Issuing Bank of the documentation required thereunder.

         3.02    Issuance, Amendment and Renewal of Letters of Credit.

                 (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company (or, if such Letter of Credit is to be for the account of the Facilities Subsidiary, the joint and several irrevocable written request of the Company and the applicable Facilities Subsidiary) received by an Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank:

                            (i)   the proposed date of issuance of the Letter
of Credit (which shall be a Business Day);

                           (ii)   the face amount of the Letter of Credit;

                          (iii)   the expiry date of the Letter of Credit;

                           (iv)   the name and address of the beneficiary
thereof;

                            (v)   the documents to be presented by the
beneficiary of the Letter of Credit in case of any drawing thereunder;

                           (vi)   the full text of any certificate to be
presented by the beneficiary in case of any drawing thereunder; and

                          (vii)   such other usual and customary matters as the
Issuing Bank may require.

                 (b) At least three Business Days prior to the Issuance of any Letter of Credit or any amendment or renewal





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
of a Letter of Credit, the Issuing Bank issuing such Letter of Credit will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless such Issuing Bank has received notice on or before the Business Day immediately preceding the date such Issuing Bank is to issue, amend or renew a requested Letter of Credit from the Agent (A) directing such Issuing Bank not to issue, amend or renew such Letter of Credit because such issuance amendment or renewal is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company or amend or renew a Letter of Credit, as the case may be, in accordance with such Issuing Bank's usual and customary business practices.

                 (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, an Issuing Bank will, upon the written request of the Company received by such Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Bank:

                            (i)   the Letter of Credit to be amended;

                           (ii)   the proposed date of amendment of the Letter
of Credit (which shall be a Business Day);

                          (iii)   the nature of the proposed amendment; and

                           (iv)   such other usual and customary matters as
such Issuing Bank may require.

Such Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The

Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

                 (d) Each Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by an Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to such Issuing
Bank:

                            (i)   the Letter of Credit to be renewed;

                           (ii)   the proposed date of notification of renewal
of the Letter of Credit (which shall be a Business Day);

                          (iii)   the revised expiry date of the Letter of
Credit; and

                           (iv)   such other usual and customary matters as the
Issuing Bank may require.

Such Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) such Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but such Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, such Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, such Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

                 (e) In connection with Letters of Credit that automatically renew or extend their expiry date, each Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

                 (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

                 (g) Each Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

                 (h) Each Issuing Bank shall deliver to the Agent such reports with respect to the Letters of Credit as the Agent may reasonably request from time to time.

         3.03    Risk Participations, Drawings and Reimbursements.

                 (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank issuing such Letter of Credit a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Commitment Percentage of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

                 (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank which issued such Letter of Credit will promptly notify the Company. The Company shall reimburse such Issuing Bank, directly or with the proceeds of a Loan, prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by such Issuing Bank under any

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Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by such Issuing Bank. If the Company fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, such Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Committed Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 5.02. Any notice given by such Issuing Bank or the Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                 (c) Each Bank shall upon any notice pursuant to subsection 3.03(b) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(d)) each be deemed to have made a Loan consisting of a Base Rate Committed Loan to the Company in that amount. If any Bank so notified fails to make available to the Agent for the account of such Issuing Bank the amount of such Bank's Commitment Percentage of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

                 (d) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Committed Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to such Issuing Bank pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

                 (e) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Committed Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

         3.04 Repayment of Participations.

                 (a) Upon (and only upon) receipt by the Agent for the account of an Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of such Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of such Issuing Bank, the amount of such Bank's Commitment Percentage of such funds, and such Issuing Bank shall receive the amount of the Commitment Percentage of such funds of any Bank that did not so pay the Agent for the account of such Issuing Bank.

                 (b) If the Agent or an Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuing Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or such Issuing Bank the amount of its Commitment Percentage of any amounts so returned by the Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or such Issuing Bank, at





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
a rate per annum equal to the Federal Funds Rate in effect from time to time.

         3.05 Role of the Issuing Bank.

                 (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, each of the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

                 (b) No Agent-Related Person, ABN, nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

                 (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, ABN, nor any of the respective correspondents, participants or assignees of an Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of
Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Bank's willful misconduct or gross negligence or such Issuing Bank's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) such





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
Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.06 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse each Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                            (i)   any lack of validity or enforceability of
this Agreement or any L/C-Related Document;

                           (ii)   any change in the time, manner or place of
payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                          (iii)   the existence of any claim, set-off, defense
or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                           (iv)   any draft, demand, certificate or other
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                            (v)   any payment by an Issuing Bank under any
Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any





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
transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

                           (vi)   any exchange, release or non-perfection of
any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

                          (vii)   any other circumstance or happening
whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

         3.07 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.09 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations. The Company hereby grants to the Agent, for the benefit of the Agent, the Issuing Banks and the Banks, a security interest in all such cash and deposit account balances used to Cash Collateralize the Company's obligations hereunder.

         3.08 Letter of Credit Fees.

                 (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit on the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent, equal to the Letter of Credit Rate. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).





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
                 (b) The Company shall pay to the Agent for the account of each Issuing Bank a letter of credit fronting fee per annum with respect to the outstanding Letters of Credit issued by such Issuing Bank equal to 0.125% per annum of the average daily maximum amount available to be drawn under such outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit issued by such Issuing Bank outstanding for that quarter as calculated by the Agent. Such fronting fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

                 (c) The Company shall pay to each Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.

         3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce ("UCP") most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         4.01 Taxes.

                 (a) Subject to subsection 4.01(g), any and all payments by the Company to each Bank or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                 (b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

                 (c) Subject to subsection 4.01(g), the Company shall indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.01) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Agent makes written demand therefor.

                 (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to subsection 4.01(g):

                            (i)   the sum payable shall be increased as
         necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                           (ii)   the Company shall make such deductions; and

                          (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                 (f) Each Bank which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:

                            (i) it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section
         11.08 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                           (ii) if at any time the Bank makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                          (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Bank, deliver to the Company through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Bank; and

                           (iv) it shall, promptly upon the Company's or the Agent's reasonable request to that effect, deliver to the Company or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

                 (g) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 4.01(d) to any Bank for the account of any Lending Office of such
Bank:





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
                            (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 4.01(f) in respect of such Lending Office;

                           (ii) if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to subsection 4.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                          (iii) if the Bank shall have delivered to the Company a Form 1001 in respect of such Lending Office pursuant to subsection 4.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

                 (h) If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to subsection 4.01(f)(iv), then the Company shall, on demand of such Bank through the Agent, reimburse such Bank for any costs and expenses (including Attorney Costs) reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

                 (i) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection 4.01(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.





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
         4.02 Illegality.

                 (a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, the obligation of that Bank to make Offshore Rate Loans (including in respect of any LIBOR Bid Loan as to which the Company has accepted such Bank's Competitive Bid, but as to which the borrowing date thereof has not arrived) shall be suspended until the Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exist.

                 (b) If a Bank shall determine that it is unlawful to maintain any Offshore Rate Loan, the Company shall prepay in full all Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 4.04. If the Company is required to so prepay any Offshore Rate Committed Loan, then concurrently with such prepayment, the Company may borrow from the affected Bank, in the amount of such repayment, a Base Rate Committed Loan.

                 (c) If the obligation of any Bank to make or maintain Offshore Rate Committed Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Committed Loans shall be instead Base Rate Committed Loans.

                 (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

         4.03 Increased Costs and Reduction of Return.

                 (a) If any Bank shall determine that, due to either (i) the introduction of or any change after the date





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
hereof (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the CD Rate or the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or CD Rate Committed Loans or participating in Letters of Credit, or, in the case of an Issuing Bank, any increase in the cost to such Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                 (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation after the date hereof, (ii) any change in any Capital Adequacy Regulation after the date hereof, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the date hereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         4.04 Funding Losses. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                 (a) the failure of the Company to make any payment or mandatory prepayment of principal of any Offshore Rate

Loan or CD Rate Committed Loan (including payments made after any acceleration thereof);

                 (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                 (c) the failure of the Company to make any prepayment of any Committed Loan or Swingline Loan after the Company has given a notice in accordance with Section 2.08;

                 (d) the prepayment (including pursuant to Section 2.08 or 2.09) of an Offshore Rate Loan, CD Rate Committed Loan or Absolute Rate Bid Loan on a day which is not the last day of the Interest Period with respect thereto;

                 (e) the conversion pursuant to Section 2.04 of (i) any Offshore Rate Committed Loan to a CD Rate Committed Loan or a Base Rate Committed Loan, or (ii) any CD Rate Committed Loan to an Offshore Rate Committed Loan or Base Rate Committed Loan, on a day that is not the last day of the respective Interest Period; or

                 (f) the failure of the Company to borrow any Bid Loan after having accepted a Competitive Bid therefor;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or CD Rate Committed Loans or Absolute Rate Bid Loan hereunder or from fees payable to terminate the deposits from which such funds were obtained.

         4.05 Inability to Determine Rates. If the Majority Banks shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate, LIBO Rate or the CD Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or CD Rate Committed Loan or that the Offshore Rate, LIBO Rate or the CD Rate applicable pursuant to subsection 2.11(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan or CD Rate Committed Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain CD Rate Committed Loans or Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Committed Loans instead of CD Rate Committed Loans or Offshore Rate Committed Loans, as the case may be.

         4.06 Certificate of Bank. Each Bank, if claiming reimbursement or compensation pursuant to this Article IV, shall deliver to the Company, a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         4.07 Survival. The covenants, agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and, as to the items referenced in subsection 5.01(h) and (i), the Majority Banks, and in sufficient copies for each Bank:

                 (a) Credit Agreement. This Agreement executed by the Company, the Agent, the Co-Agent and each of the Banks;

                 (b)      Resolutions; Incumbency.

                            (i) Copies of the resolutions of the board of directors of the PC Advisory General Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, approving and authorizing the execution, delivery and performance by such entities on behalf of the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the PC Advisory General Partner; and

                           (ii) A certificate of the Secretary or Assistant Secretary of the PC Advisory General Partner certifying the names and true signatures of the duly authorized officers of the General Partner, as general partner of the Company, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Company, and all other Loan Documents to be delivered hereunder;

                 (c) Articles of Incorporation; By-laws; Partnership Documents and Good Standing. Each of the following documents:

                            (i) the partnership certificate of each of the Company, the General Partner, and the PCMC General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of formation of such entities as of a recent date and by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date, and the partnership agreement of each of the Company, the General Partner, and the PCMC General Partner as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date;

                           (ii) the articles or certificate of incorporation of the PC Advisory General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the PC Advisory General Partner as of a recent date and by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date, and the bylaws of the PC Advisory General Partner as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date; and

                          (iii) a good standing certificate for each of the Company, the General Partner, the PCMC General Partner, and the PC Advisory General Partner from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable and each state where the Company is qualified to do business as a foreign corporation or limited partnership, as applicable, as of a recent date, together with a bring down certificate by facsimile, dated the Closing Date, provided, however, that if the Company is unable to deliver on the Closing Date any such bring down certificate (other than the bring down certificate from the state of incorporation or formation of such Person) because bring down certificates are not readily provided by the applicable Secretary of State, the Company shall not be required to deliver such bring down certificate on the Closing Date but instead shall deliver it to the Agent within five days of the Closing Date;

                 (d) Legal Opinions. An opinion of (i) James A. Kraft, Vice President, Law and Corporate Affairs of the Company and (ii) Perkins Coie, counsel to the Company, each addressed to the Agent and the Banks and substantially in the form of Exhibits C-1 and C-2, respectively;

                 (e) Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA; including any such costs, fees and expenses arising under or referenced in Sections 2.13, 4.01 and 11.04;

                 (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                            (i)   the representations and warranties contained
in Article VI are true and correct on and as of such date, as though made on and as of such date;

                           (ii)   no Default or Event of Default exists or
would result from the initial Credit Extension; and

                          (iii)   there has occurred since December 31, 1993,
no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

                 (g) Financial Statements. A copy certified by the chief financial officer of the Company of the financial statements of the Company and its Subsidiaries referred to in Section 6.11;

                 (h) Credit Agreements. Copies certified by a Responsible Officer of the Note Agreements, as amended, the





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
Mortgage Note Agreements, as amended, and the 1994 Senior Note Agreements;

                 (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or the Majority Banks may request;

                 (j) Facility A Credit Agreement. All conditions precedent to the initial extension of credit under the Facility A Credit Agreement shall have occurred prior to or simultaneously with the Closing; and

                 (k) Termination of Existing ABN Credit Facilities. On or before the Closing Date, the Company shall have terminated (i) that certain $15,000,000 Revolving Credit Agreement dated as of May 1, 1993 between the Company, ABN, as agent, and the banks party thereto, as amended, and (ii) that certain $20,000,000 Revolving Credit Agreement dated as of May 1, 1993 between the Facilities Subsidiary, ABN, as agent, and the banks party thereto, as amended.

         5.02 Conditions to All Credit Extensions. The obligation of each Bank and the Swingline Bank to make any Loans to be made by it, or any Bid Loan as to which the Company has accepted the relevant Competitive Bid (including its initial Loan) or to continue or convert any Committed Loan pursuant to Section 2.04, and the obligation of each Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant date of Borrowing, Conversion/Continuation Date or Issuance Date:

                 (a) Notice, Application. As to any Committed Loan or Swingline Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the relevant Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

                 (b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article VI shall be true and correct on and as of such date of Borrowing or Conversion/Continuation Date with the same effect as if made on and as of such date of Borrowing or Conversion/Continuation Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date); and





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                 (c)      No Existing Default.  No Default or Event of Default
shall exist or shall result from such Credit Extension.

Each Notice of Borrowing, Notice of Conversion/Continuation, Competitive Bid Request and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice, request or application and as of the date of each Borrowing, each Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in Section 5.02 are satisfied.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Bank that:

         6.01 Corporate Existence and Power.

                 (a) The Company, each of its Subsidiaries, and each of the Partner Entities:

                            (i)   is a limited partnership or corporation, duly
organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

                           (ii)   is duly qualified as a foreign partnership or
corporation, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                          (iii)   is in compliance with all Requirements of Law
except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                 (b) The Company and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business; and the Company and each of the Partner Entities has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under, the Loan Documents.

         6.02 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement,





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
and any other Loan Document to which the Company is party, have been duly authorized by all necessary corporate and partnership action on behalf of the PC Advisory General Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, and by all necessary partnership action on behalf of the Company, and do not and will not:

                 (a) contravene the terms of the Organization Documents of any of the Company or the Partner Entities;

                 (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

                 (c)      violate any Requirement of Law.

         6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company, the Partner Entities or any of their Subsidiaries of the Agreement or any other Loan Document.

         6.04 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company and the Partner Entities, enforceable against the Company and the Partner Entities in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability.

         6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge and the knowledge of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, the Partner Entities or their Subsidiaries or any of their respective Properties which:

                 (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

                 (b) have a reasonable probability of success on the merits and which, if determined adversely to the





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
Company, the Partner Entities or their Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company, the Partner Entities, nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing date, create an Event of Default under subsection 9.01(f).

         6.07 ERISA Compliance.

                 (a) Schedule 6.07 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. All written descriptions thereof provided to the Agent are true and complete in all material respects.

                 (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

                 (c) Except as specifically disclosed in Schedule 6.07, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the Company's Knowledge nothing has occurred which would cause the loss of such qualification or tax-exempt status.

                 (d) Except as specifically disclosed in Schedule 6.07, there is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute.





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
                 (e) Except as specifically disclosed in Schedule 6.07, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

                 (f) Except as specifically disclosed in Schedule 6.07, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

                 (g) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code.

                 (h) Except as specifically disclosed in Schedule 6.07, no ERISA Event has occurred or, to the Company's Knowledge is reasonably expected to occur with respect to any Plan.

                 (i) There are no pending or, to the Company's Knowledge, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise. This representation is not made with respect to any Multiemployer Plan.

                 (j) Except as specifically disclosed in Schedule 6.07, neither the Company nor any ERISA Affiliate has incurred nor, to the Company's Knowledge, reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.





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
                 (k) Except as specifically disclosed in Schedule 6.07, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                 (l) The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

         6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 7.11, and are intended to be and shall be used in compliance with Section 8.07. Neither the Company, the Partner Entities, nor any of their Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         6.09 Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.10 Taxes. The Company, the Partner Entities and their Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company, the Partner Entities or any of their Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

         6.11 Financial Condition.

                 (a) The audited combined financial statements of financial condition of the Company and its Subsidiaries





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
dated December 31, 1993, and the related combined statements of income and combined statement of cash flows for the fiscal year ended on that date:

                            (i)   were prepared in accordance with GAAP
consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                           (ii)   fairly present the financial condition of the
Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                          (iii)   show all material Indebtedness and other
liabilities, direct or contingent of the Company and its combined Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

                 (b) Since December 31, 1993, there has been no Material Adverse Effect.

         6.12 Environmental Matters.

                 (a) Except as specifically disclosed in Schedule 6.12, the on-going operations of the Company, the Partner Entities and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $25,000,000 in the aggregate.

                 (b) Except as specifically disclosed in Schedule 6.12, the Company, the Partner Entities and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company, the Partner Entities and each of their Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

                 (c) Except as specifically disclosed in Schedule 6.12, none of the Company, the Partner Entities, any of their Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law,





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
Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law.

                 (d) Except as specifically disclosed in Schedule 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company, the Partner Entities, or any of their Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $25,000,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Company, the Partner Entities nor any of their Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company, the Partner Entities and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

         6.13 Regulated Entities. None of the Company, the Partner Entities, any Person controlling the Company or the Partner Entities, or any Subsidiary of the Company or the Partner Entities, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         6.14 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

         6.15 Solvency. The Company, the General Partner, the Facilities Subsidiary, and the Restricted Subsidiaries are each Solvent.

         6.16 Labor Relations. There are no material strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its





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
Subsidiaries or, to the Company's Knowledge, threatened against any of them before any Governmental Authority.

         6.17 Copyrights, Patents, Trademarks and Licenses, Etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the Company's Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or, to the Company's Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Company's Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

         6.18 Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.18 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.18. Except as disclosed in part (a) of
Schedule 6.18, the Company owns 100% of the ownership interests of its Subsidiaries. The Facilities Subsidiary has issued no rights, warrants or options to acquire or instruments convertible into or exchangeable for any equity interest in the Facilities Subsidiary.

         6.19 Partnership Interests. The only general partner of the Company is the General Partner, which on the Closing Date will own a 2% interest in the Company. The only general partners of the General Partner are (i) the PCMC General Partner, which is the managing general partner of the General Partner, and (ii) Sub Advisory Corp. I, a Delaware corporation. The only general partner of the PCMC General Partner is the PC Advisory General Partner.

         6.20 Broker's, Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

         6.21 Insurance. The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company,





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
in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

         6.22 Timber Harvest. The Company and its Restricted Subsidiaries harvested 1,663 MMBF of its fee Timber during the calendar years 1989 (including harvest by the Company's predecessor prior to closing under the Note Agreements) through 1991, 469 MMBF of its fee Timber during calendar year 1992 and 458 MMBF of its fee Timber during calendar year 1993.

         6.23 Full Disclosure. None of the representations or warranties made by the Company, the General Partners, or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding, unless the Majority Banks waive compliance in writing:

         7.01 Financial Statements. The Company shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

                 (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited combined balance sheet of the Company as at the end of such year and the related combined statements of income and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand, or another nationally-recognized





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
independent public accounting firm ("Independent Auditor") which report shall state that such combined financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement in favor of the Agent and Banks by such Independent Auditor in form and substance satisfactory to the Agent and the Majority Banks;

                 (b) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of an audited combining balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related combining statements of income and statement of cash flows for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in subsection (a) of this Section 7.01;

                 (c) as soon as available, but not later than 45 days after the end of each fiscal quarter of each year, a copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of such quarter and the related combined statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries;

                 (d) as soon as available, but not later than 45 days after the end of each fiscal quarter of each year, a copy of the unaudited combining balance sheets of the Company and each of its Subsidiaries, and the related combining statements of income and statement of cash flows for such quarter, all certified by an appropriate Responsible Officer of the Company as having been used in connection with the preparation of the financial statements referred to in subsection (c) of this Section 7.01;

                 (e) as soon as available, but not later than September 30 of each year, a business plan which shall include five years' pro-forma projections of the Company accompanied by appropriate assumptions on which such projections are based.





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
         7.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a) above, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) through (d) above, a certificate of a Responsible Officer substantially in the form of Exhibit D (i) stating that, to the best of such officer's knowledge, the Company, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, (ii) stating the Applicable Margin to be in effect for the immediately following fiscal quarter, and (iii) showing in detail the calculations supporting such statement in respect of subsection 8.02(h), Section 8.03, subsection 8.04(i), Section 8.05 and Section 8.13, and supporting the computation of the Fixed Charge Coverage Ratio;

                 (c) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its limited partners (excluding the Form K-1s); and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the SEC or any successor or similar Governmental Authority; and

                 (d) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Bank, may from time to time reasonably request.

         7.03 Notices. The Company shall promptly upon becoming aware thereof notify the Agent and each Bank:

                 (a) (i) of the occurrence of any Default or Event of Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, and (iii) of the occurrence or existence of any event or circumstance that would cause the condition to Credit Extension set forth in subsection 5.02(b) not to be satisfied if a Credit Extension were requested on or after the date of such event or circumstance;

                 (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company, the Partner Entities, or any of their Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, the Partner Entities, or any of their Subsidiaries and any Governmental Authority which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                 (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

                 (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto could exceed $25,000,000 or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability in excess of $25,000,000 or have the possibility of remedies that would, if adversely determined, otherwise reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where the net book value of such property exceeds $25,000,000;

                 (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

                 (f) of any of the following ERISA events affecting the Company or any member of its Controlled Group (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event:

                            (i)   an ERISA Event;

                           (ii)   the adoption of any new Plan that is subject
to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

                          (iii)   the adoption of any amendment to a Plan that
is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

                           (iv)   the commencement of contributions by any
member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

                 (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 7.01(a) or 5.01(g); and

                 (h) of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries.

                 Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

         7.04 Preservation of Corporate Existence, Etc. The Company shall, except as permitted by Section 8.02, and shall cause each of its Subsidiaries to:

                 (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;





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
                 (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

                 (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

                 (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

         7.05 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

         7.06 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.07 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                 (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

                 (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         7.08 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal





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Fair Labor Standards Act) the non-compliance with which would reasonably be expected to have a Material Adverse Effect, except such as may be contested in good faith or as to which a bona fide dispute may exist.

         7.09 Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company such Properties at any time during normal business hours and without advance notice.

         7.10 Environmental Laws.

                 (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

                 (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent and with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(d), that could, individually or in the aggregate, result in liability in excess of $25,000,000.

         7.11 Use of Proceeds. The Company shall use the proceeds of the Loans solely as follows: (a) to refinance existing Indebtedness, and (b) for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.





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         7.12 Solvency.  The Company shall at all times be, and shall cause each of its Restricted Subsidiaries to be, Solvent.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

         8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                 (a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no Notice of Lien has been filed or recorded under the Code;

                 (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                 (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation,
(ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of





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
the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

                 (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after expiration of any such stay;

                 (e) easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

                 (f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

                 (g) any Lien existing prior to the time of acquisition upon any Property acquired by the Company or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon Property at (or within 30 days after) the later of the time of acquisition or the completion of construction by the Company or any Restricted Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that (i) any such Lien does not encumber any other property of the Company or such Restricted Subsidiary,
(ii) the Indebtedness secured by such Lien is not prohibited by the provisions of Section 8.05, (iii) the aggregate principal amount of the Indebtedness secured by such Lien at no time exceeds 80% of the cost to the Company and its Restricted Subsidiaries of the Property subject to such Lien, and (iv) the aggregate outstanding principal amount (without duplication) of the Indebtedness secured by all such Liens and the Indebtedness of all Restricted Subsidiaries at no time (a) from May 31, 1994 to May 31, 1999, exceeds $25,000,000, and (b) from May 31, 1999 to the Maturity Date, exceeds $50,000,000;

                 (h) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the





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
UCC in any applicable jurisdiction) thereof securing the obligations of the Company under the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by subsection 8.05(d);

                 (i) any Lien existing on the Property of the Company or its Restricted Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date; and

                 (j) any Lien renewing, extending, refunding or refinancing any Lien permitted by subsection (i) of this Section, provided that the principal amount secured is not increased and the Lien is not extended to other Property and further provided, that the maturity of the Lien is not extended beyond the maturity date of the Indebtedness which, at the time the Lien was initially placed upon the Property secured thereby, Responsible Representatives declare would have been the maturity date of Indebtedness customary for the type of Property being financed.

         8.02 Merger; Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, merge or consolidate with any Person or, directly or indirectly, sell, lease or transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that:

                 (a) any Restricted Subsidiary of the Company may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Restricted Subsidiaries;

                 (b) any Restricted Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any of its assets to the Company or a Restricted Subsidiary;

                 (c) any Restricted Subsidiary may merge or consolidate with any other entity, provided that, immediately after giving effect to such merger or consolidation (i) the continuing or surviving entity of such merger or consolidation shall constitute a Restricted Subsidiary, (ii) no Event of Default or Material Default shall exist, and (iii) following the merger, the entity surviving the merger is not engaged in any business other than a Permitted Business;





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
                 (d) the Company may merge or consolidate with, or sell or dispose of all or substantially all of its assets to, any other entity, provided that (i) either (x) the Company shall be the continuing or surviving entity (in the case of such merger) or (y) the successor or acquiring entity shall be a solvent corporation or partnership organized under the laws of any state of the United States and shall expressly assume in writing all of the obligations of the Company under this Agreement, the Facility A Credit Agreement, the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements, including all covenants herein and therein contained, and such successor or acquiring corporation or partnership shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Company from any of its obligations and liabilities under this Agreement, the Facility A Credit Agreement, the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed in such liquidation, and (ii) immediately after such merger or consolidation or such sale or other disposition, (x) no Event of Default or Material Default shall exist, (y) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.05(i), and (z) the entity surviving the merger or consolidation or to which such assets have been transferred is not engaged in any business other than a Permitted Business;

                 (e) the Company or any Restricted Subsidiary may make dispositions of inventory in the Ordinary Course of Business;

                 (f) the Company or any Restricted Subsidiary may sell Designated Acres (or notes receivable arising from the sale of Designated Acres) for the fair value thereof as reasonably determined in good faith by Responsible Representatives;

                 (g) the Company and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (i) the fair value of the Timberlands plus any Net Proceeds received in such exchange is, in the good faith judgment of the Responsible Representatives, not less than the fair value of Timberlands exchanged plus any other consideration paid, (ii) such exchange would not materially and adversely affect the business, Property, condition or results of operations of the Company and its Restricted Subsidiaries on a combined basis or of the Facilities Subsidiary or impair the ability of the Company to perform its obligations hereunder and under the Facility A Credit Agreement, the Note Agreements, the 1994 Senior Note Agreements and the Mortgage Note Agreements, and (iii) any Properties shall be deemed sold to the extent of Net Proceeds received and such sales shall be allowed only to the extent otherwise permitted by this Section 8.02;

                 (h) the Company and its Restricted Subsidiaries may sell Properties for cash for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate Net Proceeds of such sales in any calendar year do not exceed an amount (the "Permitted Amount") equal to (i) in calendar year 1994, $3,210,000 and (ii) in each calendar year thereafter, the sum of (x) the Permitted Amount for the preceding calendar year plus (y) an increase equal to the percentage increase, if any, in the consumer price index for goods and services in the United States, as published by the U.S. Bureau of Labor Statistics, or successor publication, for such preceding calendar year, times such permitted amount; and

                 (i) the Company and its Restricted Subsidiaries may otherwise sell Properties for cash in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if (i) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default,
(ii) the Net Proceeds of any such sale (x) are applied, within 180 days after such sale, pro rata (based on the then outstanding principal of all Qualified
Debt) to the holders of all Qualified Debt, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, provided, that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds, (iii) if the Net Proceeds of (x) any such sale exceed $25,000,000, the entire amount of such Net Proceeds are placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of 66-2/3% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with clause (ii) above, and (y) all such sales which are not then held in escrow or cash collateral accounts pursuant to subclause (iii)(x) and which have not been applied to the purchase of productive assets in the same line of business or distributed to the holders of Qualified Debt for application to the repayment of such Qualified Debt exceed $50,000,000 in the aggregate at any time, all such Net Proceeds in excess of $50,000,000 are placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of 66-2/3% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with clause (ii) above, and (iv) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to subsection 8.05(i); provided, however, that the Company and its Restricted Subsidiaries may not sell properties that constitute the Company's Columbia River Unit unless the Note Agreements shall have been amended so as (A) to delete paragraph 6B(5)(viii) thereof as set forth in that certain Senior Note Agreement Amendment dated as of September 1, 1993 and (B) to provide for the application of the Net Proceeds of the sale of the properties that constitute the Columbia River Unit substantially as provided in this subsection 8.02(i).

         8.03 Harvesting Restrictions. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, in any calendar year, harvest Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:

                                                             Maximum MMBF
                                                                 to be
                        Calendar Year                          Harvested
                        -------------                          ---------
         1994 (including 735 MMBF
              of prior years
              cumulative carryover
              harvest                                          1435 MMBF
         1995 through 1996                                      700 MMBF
         1997 through 2000                                      675 MMBF
         2001                                                   625 MMBF

plus, in each year, the amount, if any, by which the cumulative amount set forth in the table above for the preceding years exceeds the cumulative amount actually harvested in such years;

unless (a) the Net Proceeds from such excess harvest are either (i) applied, within 180 days after any such excess harvest, pro rata (based on the then outstanding principal of all Qualified Debt) to the holders of all Qualified Debt, or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest, provided, that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds.

         8.04 Loans and Investments. The Company shall not suffer or permit any of its Restricted Subsidiaries to make or commit to make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire (or commit to own, purchase or acquire) any stock, obligations or securities of, or any other interest in (including, without limitation, the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person), or make or commit to make any capital contribution to, any Person (all of the foregoing (but excluding any Designated Repurchases permitted by Section 8.13 hereof) being referred to herein as "Investments"), except that the Company or any Restricted Subsidiary may:

                 (a) make Investments in the Facilities Subsidiary, provided that the Company will not make or permit any Restricted Subsidiary to make any such Investment (including any guaranty of obligations of the Facilities Subsidiary otherwise permitted by this Section 8.04) unless (i) immediately after giving effect to such Investment, no Event of Default or Default, or "Default" or "Event of Default" as defined in the Mortgage Note Agreements, shall exist, (ii) immediately prior to giving effect to such Investment, no Default or Event of Default (other than an "Event of Default" as defined in the Mortgage Note Agreements) shall exist, and (iii) immediately after giving effect to such Investment, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.5 to 1.0.

                 (b) own, purchase or acquire real or personal property to be used in the Ordinary Course of Business;

                 (c) own, purchase or acquire investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

                 (d) continue to own Investments owned on the Closing Date as set forth on Schedule 8.04;





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
                 (e) endorse negotiable instruments for collection in the Ordinary Course of Business;

                 (f) become and be obligated under the Guarantee and under the guarantees permitted by subsections 8.05(f) and (h), and acquire and own subordinated subrogation rights upon performance of such guarantees;

                 (g) make advances in the Ordinary Course of Business of the Company or any Restricted Subsidiary, including deposits permitted under subsection 8.01(c), advances to employees for travel, relocation and other employment related expenses, advances to contractors performing services for the Company or such Restricted Subsidiary, advances to owners of timber or timber properties to acquire rights to harvest timber and other similar advances;

                 (h) make Investments in Restricted Subsidiaries, or any entity which immediately after such Investment will be a Restricted Subsidiary; and

                 (i)      make Investments not otherwise permitted by this
Section 8.04 in entities engaged solely in a Permitted Business, provided that the cumulative aggregate amount of such Investments at original cost (including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this Section 8.04) made pursuant to this subsection (i) between the closing date of the Note Agreements and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date.

         8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (a) Funded Debt represented by the Notes and the 1994 Notes and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Notes and the 1994 Notes and the documentation relating thereto;

                 (b) Funded Debt which is unsecured and is incurred by the Company to finance the making of capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment, provided that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

                 (c) Indebtedness of any Restricted Subsidiary owing to the Company or to a Restricted Subsidiary;

                 (d) Indebtedness incurred by the Company pursuant to the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Revolving Credit Facility), or any other Indebtedness pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.01(h), not in excess of an aggregate principal amount of $15,000,000 at any time outstanding, provided that the Company shall not suffer to exist any Indebtedness permitted by this subsection
(d) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Indebtedness permitted by this subsection
(d);

                 (e) Indebtedness represented by the Guarantee and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Guarantee and the documentation relating thereto;

                 (f) the Company's guarantee of obligations incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof permitted by clause (iv) of paragraph 6B(2) of the Mortgage Note Agreements), provided that the aggregate outstanding principal amount of such Indebtedness shall at no time exceed $20,000,000, and provided further that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements;

                 (g) the Company's guarantee of Funded Debt (and related obligations not constituting Indebtedness) incurred by the Facilities Subsidiary to finance the making of capital improvements, expansions and additions to the Facilities Subsidiaries' Properties pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

                 (h) Funded Debt of the Company or any Restricted Subsidiary secured by a Lien permitted by subsection 8.01(g), provided that immediately after the acquisition of the Property subject to such Lien or upon which such Lien is placed (or, if later, the incurrence of the Indebtedness secured by such Lien), the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) below;

                 (i) Funded Debt of the Company (other than Funded Debt owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing subsections of this Section 8.05, including guarantees of Indebtedness to the extent permitted by Section 8.04 and not otherwise permitted by the foregoing subsections of this Section 8.05, provided that, on the date the Company becomes liable with respect to any such additional Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.25 to 1.00; and provided, further, that the aggregate outstanding principal amount of such additional Funded Debt (but not including Funded Debt incurred under this Agreement or the Facility A Credit Agreement) shall not exceed $400,000,000;

                 (j) from and after the time that the Facilities Subsidiary becomes a Restricted Subsidiary, Indebtedness incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) or any other Indebtedness incurred by the Facilities Subsidiary pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.01(h), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the Facilities Subsidiary shall not suffer to exist any Indebtedness permitted by this subsection (j) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Indebtedness permitted by this subsection (j); and

                 (k) from and after the time that the Facilities Subsidiary or any Designated Immaterial Subsidiary becomes a Restricted Subsidiary, Indebtedness of the Facilities Subsidiary or any such Designated Immaterial Subsidiary outstanding at the time the Facilities Subsidiary or such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, provided that
(i) immediately after the Facilities Subsidiary or any such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) above (the Facilities Subsidiary or any such Designated Immaterial Subsidiary shall be deemed to be a Restricted Subsidiary for the four consecutive fiscal quarters immediately prior to its becoming a Restricted Subsidiary for purposes of determining Pro Forma Free Cash Flow), and (ii) the aggregate amount (without duplication) of such Indebtedness and all other Indebtedness, in each case, secured by Liens permitted by subsection 8.01(g) does not violate subclause
(iv) to the proviso to such subsection (g).

         8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Company or of any such Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's-length transaction at the time from Persons not an Affiliate of the Company or such Restricted Subsidiary.

         8.07 Use of Proceeds.

                 (a) The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the proceeds of the Loans or other Credit Extension, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.





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                 (b)      The Company shall not and shall not suffer or permit
any of its Subsidiaries to use any portion of the proceed of the Loans or other Credit Extension, directly or indirectly, (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of the Company. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as U.S.C. Section 24, Seventh), as amended.

                 (c) After the date the Company has notified the Agent that the Company intends to allocate Loans to the Capital Expenditure Tranche and to qualify such Capital Expenditure Tranche Loans as Indebtedness permitted under subsection 8.05(b), the Company shall not and shall not suffer any of its Subsidiaries to use the proceeds of Capital Expenditure Tranche Loans for purposes other than to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment.

         8.08 Sale of Stock and Indebtedness of Subsidiaries. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or a Restricted Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary (other than the Facilities Subsidiary) at the time owned by or owed to the Company and its Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Responsible Representatives of the PC Advisory General Partner) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Subsidiary do not include any assets which could not be disposed of pursuant to the provisions of Section 8.02 unless the conditions to the sale of such assets set forth in Section 8.02 are complied with, and further provided that, at the time of





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such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiaries are simultaneously being sold as permitted by this Section 8.08).

         8.09 Certain Contracts. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to enter into or be a party to:

                 (a) any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any Property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; or

                 (b) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, provided that nothing in this subsection (b) shall prevent the Company from (i) entering into take-or-pay contracts in the Ordinary Course of Business with the United States Forest Service, the Bureau of Land Management, the Bureau of Indian Affairs, the Washington Department of Natural Resources or similar state or federal governmental agencies, or (ii) making payments in satisfaction of contracts with such Persons which contracts are deemed by the Responsible Representatives to be disadvantageous to perform; or

                 (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

                 (d) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person





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entitled to the benefit of such services) owed or to be owed to any Person; or

                 (e) any other contract which in economic effect, is substantially equivalent to a guarantee,

except as permitted by the provisions of subsection 8.04(a), (e), (f), (g), (h) or (i).

         8.10 Joint Ventures. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to enter into any Joint Venture, other than in Permitted Businesses and so long as any such Joint Venture is not entered into for the purposes of evading any covenant or restriction in any Loan Documents.

         8.11 Compliance with ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, without the consent of the Majority Banks, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition with respect to any Plan other than a Multiemployer Plan, which presents the risk of a material (in the opinion of the Majority Banks) liability to the Company, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

         8.12 Sale and Leaseback. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental





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obligations of the Company or any Restricted Subsidiary, provided that this
Section 8.12 shall not apply to any property sold pursuant to subsection
8.02(h).

         8.13 Restricted Payments. The Company shall not and shall not permit or suffer any Subsidiary to directly or indirectly pay, declare, order, make or set apart any sum for any Restricted Payment, except that the Company may make, pay or set apart during each calendar quarter one or more Restricted Payments if:

                 (a) such Restricted Payments are in an aggregate amount not exceeding the amount by which Available Cash with respect to the immediately preceding calendar quarter exceeds any amount contributed to Available Cash with respect to such immediately preceding calendar quarter by any Subsidiary if and to the extent that the payment of such amount as a dividend or distribution to the Company has not been made and is not at the time permitted by the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, provided that in determining Available Cash with respect to such immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant, to clause (ii)(d) of the definition of Available Cash an amount not less than (i) 50% of the aggregate amount of all interest in respect of the Notes and the 1994 Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (ii) 100% of the aggregate amount of all interest in respect of the Loans and the "Loans" as defined in the Facility A Credit Agreement to be paid on the respective Interest Payment Dates for such Loans and such "Loans" during the calendar quarter immediately following such immediately preceding calendar quarter, (iii) 25% of the aggregate amount of all principal in respect of the Notes and the 1994 Notes scheduled to be paid (determined in accordance with the proviso in clause (ii) of the definition of "Fixed Charge Coverage Ratio") during the 12 calendar months immediately following such immediately preceding calendar quarter, and (iv) 25% of the aggregate amount of payments required to be made on account of any scheduled reductions (determined in accordance with the proviso in clause (ii) of the definition of "Fixed Charge Coverage Ratio") in the Commitments and the "Commitments" as defined in the Facility A Credit Agreement during the 12 calendar months immediately following such immediately preceding calendar quarter, and the Company will not reduce the amount of the reserves so included, in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter





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
pursuant to clause (i)(c) of the definition of Available Cash, unless and until
(A) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (B) in the case of clause (iv) of this subsection 8.13(a), the amount of the reserves so included exceeds fifty percent (50%) of the aggregate amount of payments required to be made on account of the Commitments and the "Commitments" as defined in the Facility A Credit Agreement during the 12 calendar months immediately following such immediately preceding calendar quarter; and

                 (b) immediately after giving effect to any such proposed action no condition or event shall exist which constitutes an Event of Default or Material Default.

The Company will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash.

         8.14 Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

         8.15 Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) issue, sell or otherwise dispose of any shares of any class of its stock or partnership or other ownership interests (other than directors' qualifying shares) except to the Company or a Restricted Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

         8.16 Amendments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to amend, modify, supplement, waive or otherwise modify any provision of any agreement evidencing Funded Debt in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to affect the Agent's or the Banks' rights hereunder or the ability of the Company to perform its obligations under any Loan Document.

         8.17 Available Cash. The Company shall not at any time permit Available Cash to be less than zero. For purposes of this Section 8.17, in determining Available Cash with respect to the immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d)(1) (with respect to principal on Indebtedness) and clause (ii)(d)(4) of the definition of "Available Cash" an amount not less





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than (a) 50% of the aggregate amount of all interest in respect of the Notes and the 1994 Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (b) 100% of the aggregate amount of all interest in respect of the Loans and the "Loans" as defined in the Facility A Credit Agreement to be paid on the respective Interest Payment Dates for such Loans and such "Loans" during the calendar quarter immediately following such immediately preceding calendar quarter, (c) 25% of the aggregate amount of all principal in respect of the Notes and the 1994 Notes scheduled to be paid (determined in accordance with the proviso in clause (ii) of the definition of "Fixed Charge Coverage Ratio") during the 12 calendar months immediately following such immediately preceding calendar quarter, and (d) 25% of the aggregate amount of payments required to be made on account of any scheduled reductions (determined in accordance with the proviso in clause (ii) of the definition of "Fixed Charge Coverage Ratio") in the Commitments and the "Commitments" as defined in the Facility A Credit Agreement during the 12 calendar months immediately following such immediately preceding calendar quarter, and the Company will not reduce the amount of the reserves so included in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (i) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (ii) in the case of clause (d) of this Section 8.17, the amount of the reserves so included exceeds fifty percent (50%) of the aggregate amount of payments required to be made on account of the Commitments and the "Commitments" as defined in the Facility A Credit Agreement during the 12 calendar months immediately following such immediately preceding calendar quarter.

                                   ARTICLE IX

                               EVENTS OF DEFAULT

         9.01 Event of Default. Any of the following shall constitute an "Event of Default":

                 (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or any amount of interest on any Bid Loan, or (ii) within 5 days after the same shall become due, any interest (other than interest on Bid Loans), fee or any other amount payable hereunder or pursuant to any other Loan Document; or





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                 (b)      Representation or Warranty.  Any representation or
warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, its Responsible Representatives, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 7.03 or 7.09 or
Article VIII; or

                 (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer or Responsible Representative of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

                 (e) Facility A Credit Agreement Cross-Default. An Event of Default shall have occurred as that term is defined in the Facility A Credit Agreement; or

                 (f) Cross-Default. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or with respect to any contingent obligations, to become payable or cash collateral in respect thereof to be demanded; or





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                 (g)      Insolvency; Voluntary Proceedings.  The Company, any
of its Subsidiaries, or any Partner Entity (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                 (h) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, the Facilities Subsidiary, any Restricted Subsidiary of the Company, or any Partner Entity, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, any of its Restricted Subsidiaries', any Partner Entities' or the Facilities Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Partner Entity, the Facilities Subsidiary, or any of the Company's Restricted Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company, any Partner Entity, any of the Company's Restricted Subsidiaries, or the Facilities Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

                 (i) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $10,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has





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incurred a withdrawal liability in an aggregate amount exceeding $10,000,000;
(v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $10,000,000;
(vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $10,000,000 or more;
(vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $10,000,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $10,000,000; (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $10,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $10,000,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $10,000,000; or

                 (j) Monetary Judgments. One or more non-interlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                 (k) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or





                                      121
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                 (l)      Auditors.  The Agent or any Bank shall receive notice
from the Independent Auditor that the Agent and the Banks should no longer use or rely upon any audit report or other financial data provided by the Independent Auditor; or

                 (m) Adverse Change. There shall occur (i) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary which materially impairs the ability of the Company to perform under any Loan Document and avoid any Event of Default, or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         9.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

                 (a) declare the Commitment of each Bank and the Swingline Commitment of the Swingline Bank to make Loans and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall forthwith be terminated;

                 (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                 (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in paragraph
(g) or (h) of Section 9.01 above (in the case of clause (i) of paragraph (h) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank and the Swingline Bank to make Loans and any obligation of the Issuing Banks to Issue Letters of Credit shall automatically terminate and the unpaid principal





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amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Banks, the Swingline Bank, or any Bank.

         9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE X

                                   THE AGENT

         10.01 Appointment and Authorization.

                 (a) Each Bank and each Issuing Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, to enter into Cash Collateral Account Agreements from time to time in accordance with this Agreement, and to release funds to the Company in accordance with
Section 1(b) of the Cash Collateral Account Agreement and, if applicable, pursuant to an Officer's Certificate substantially in the form attached thereto as Exhibit A. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank or any Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                 (b) Each Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Banks to act for such Issuing Bank with respect thereto; provided, however, that each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or





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
omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Banks.

         10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         10.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.


         10.04 Reliance by Agent.

                 (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent





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accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                 (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent or made available by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Bank prior to the initial Credit Extension specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Bank shall not have made available to the Agent the Bank's ratable portion of such Credit Extension.

         10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.





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         10.06 Credit Decision.  Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by any of the Agent-Related Persons to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any of the Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any of the Agent-Related Persons and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         10.07 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the termination of the Letters of Credit, the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person





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under or in connection with any of the foregoing; provided, however, that no
Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank hereunder (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses and attorneys' fees (including reasonable Attorney Costs). The obligation of the Banks in this Section shall survive the payment of all Obligations hereunder.

         10.08 Agent in Individual Capacity. BofA and ABN and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though neither BofA nor ABN was the Agent and the Co-Agent, respectively, or an Issuing Bank hereunder and without notice to or consent of the Banks. With respect to its Loans and participation in Letters of Credit, each of BofA and ABN shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Co-Agent, as the case may be, and the terms "Bank" and "Banks" shall include each of BofA and ABN in its individual capacity.





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         10.09 Successor Agent.  The Agent may, and at the request of the
Majority Banks shall, resign as Agent upon 30 days notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Banks unless BofA shall also simultaneously be replaced as an "Issuing Bank" hereunder pursuant to documentation in form and substance satisfactory to BofA.

         10.10 Co-Agent. None of the Banks identified on the facing page or signature pages of this Agreement as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE XI

                                 MISCELLANEOUS

         11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Agent, and then such waiver





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shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:

                 (a) increase or extend the Commitment of any Bank or the Swingline Commitment of the Swingline Bank (or reinstate any such Commitment terminated pursuant to subsection 9.02(a)), including, without limitation, any amendment to or waiver of subsection 2.09(b) or any other provision providing for a mandatory commitment reduction, or subject any Bank to any additional obligations;

                 (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                 (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) of any fees or other amounts payable hereunder or under any other Loan Document;

                 (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or

                 (e) amend this Section 11.01 or Section 2.17 or any provision providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing signed by the relevant Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of such Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Swingline Bank under this Agreement or any other Loan Document, and (iv) the fee letter between the Company and BofA may be amended, or rights and privileges thereunder waived, in a writing executed by the parties thereto.





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         11.02 Notices.

                 (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                 (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that, notwithstanding the foregoing, notices pursuant to Article III to an Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the signature page hereof, and notices to the Company or the Agent shall not be effective until actually received by the Company or the Agent, respectively.

                 (c) The Company acknowledges and agrees that any agreement of the Agent, the Issuing Banks, and the Banks at Article II and
Article III herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent, the Issuing Banks, and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent, the Issuing Banks and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent, the Issuing Banks or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent, the Issuing Banks, and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent, the Issuing





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Banks and the Banks of a confirmation which is at variance with the terms understood by the Agent, the Issuing Banks, and the Banks to be contained in the telephonic or facsimile notice.

         11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         11.04 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

                 (a) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; provided, however, that this subsection (a) shall not apply to any such costs and expenses incurred by BofA after any date that BofA is no longer the Agent hereunder and after any such date any references in this subsection (a) to BofA shall be deemed a reference to the successor Agent; and

                 (b) pay or reimburse each Bank, the Agent, and the Arranger within five Business Days after demand (subject to subsection 5.01(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs and appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), and search and filing costs, fees and expenses, incurred by the Agent, the Arranger and any Bank.





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         11.05 Indemnity.  Whether or not the transactions contemplated hereby shall be consummated: The Company shall pay, indemnify, and hold each Bank, the Agent, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement, or the Loans or the Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         11.06 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

         11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and





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assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         11.08 Assignments, Participations, Etc.

                 (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder; provided, however, that (i) no assignment shall in any event be less than $10,000,000 of the combined Commitments of the assigning Bank under this Agreement and under and as defined in the Facility A Credit Agreement unless as a result of such assignment the assigning Bank's rights and obligations hereunder shall be reduced to zero; (ii) if a Bank assigns less than all of its rights and obligations hereunder, such Bank's remaining Commitment plus such Bank's Commitment under and as defined in the Facility A Credit Agreement, after giving effect to such assignment, shall not be less than $10,000,000; (iii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500; and (iv) no assignment of Committed Loans shall be effective, and shall instead be void and of no effect, unless performed simultaneously with an assignment of an identical percentage of the rights and obligations of the assigning Bank in Committed Loans under and as defined in the Facility A Credit Agreement. In connection with any assignment by BofA, its Swingline Commitment may be in whole but not in part included as part of the assignment transaction, and the Assignment and Acceptance may be appropriately modified to include an assignment and delegation of its Swingline Commitment and any outstanding Swingline Loans.





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                 (b)      From and after the date that the Agent notifies the
assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                 (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

                 (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Bank and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, (iv) no such participation of Committed Loans shall be effective, and shall instead be void and of no effect, unless performed simultaneously with a participation of an identical percentage of the rights and obligations of the selling Bank in Committed Loans under and as defined in the Facility A Credit Agreement, and (v) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01, or the right to grant subparticipations in





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Committed Loans except in strict compliance with the immediately preceding clause (iv) applied mutatis mutandis to such subparticipation. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                 (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Company and provided to it by the Company or any Subsidiary of the Company, or by the Agent on such Company's or Subsidiary's behalf, in connection with this Agreement, the Original Loan Agreement, or any Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; provided, however, that any Bank may disclose such information (A) to the extent that such information was or becomes generally available to the public other than as a result of a disclosure by the Bank; (B) to the extent such information was or becomes available to such Bank to whom it was furnished on a non-confidential basis;
(C) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (D) pursuant to subpoena or other court process; (E) when required to do so in accordance with the provisions of any applicable Requirement of Law; (F) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (G) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (H) to such Bank's independent auditors and other professional advisors and (I) to such Bank's Affiliates. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to the Agent or the Banks pursuant to this Agreement or which has been delivered to the Agent or the Banks by the Company in connection with the Banks' credit evaluation of the Company





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prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.

                 (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans made by the Company to or for the account of the assigning or pledging Bank in accordance with the terms of this Agreement shall satisfy the Company's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

         11.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.09 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

         11.10 Automatic Debits of Fees. With respect to any commitment fee, facility fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Banks, the Swingline Bank or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are





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insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.10 shall be deemed a setoff.

         11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Offshore Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         11.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

         11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Issuing Banks, the Swingline Bank, the Co-Agent and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent, the Co-Agent, the Swingline Bank, the Issuing Banks nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

         11.15 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

         11.16 Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         11.17 Arbitration; Reference.

                 (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to applicable statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                 (b) Judicial Reference. At the request of any party a controversy or claim which is not submitted to arbitration as provided and limited in subparagraph (a) shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                 (c) Provisional Remedies, Self-Help and Foreclosure. No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

         11.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Swingline Bank, the Issuing Banks, the Co-Agent and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter referenced in subsections 2.13(a) and (c), and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Banks.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.


                                           PLUM CREEK TIMBER COMPANY, L.P.

                                    By:     Plum Creek Management Company, L.P.,
                                            its general partner



                                    By:     /s/ Diane M. Irvine
                                            -----------------------------------
                                    Title:  Vice President and CFO
                                            -----------------------------------
                                            Address for notices:

                                            999 Third Avenue, Suite 2300
                                            Seattle, WA 98104
                                            Attn:  Chief Financial Officer
                                            Facsimile:  (206) 467-3797
                                            Tel:  (206) 467-3600

                                          BANK OF AMERICA NATIONAL TRUST
                                          AND SAVINGS ASSOCIATION,
                                          as Agent


                                          By: /s/ Ivo Bakovic
                                             -------------------------------
                                          Title: Vice President
                                                ----------------------------

                                          Address for notices:

                                          1455 Market Street, 12th Floor
                                          San Francisco, CA  94103
                                          Attn:  Agency Management
                                                 Services #5596
                                          Facsimile: (415) 622-4894
                                          Tel:  (415) 622-1158
                                          Attention: Shannon Collins

                                          Address for payments:

                                          Bank of America NT&SA
                                          ABA 121-000-358
                                          Attention: Agency Management
                                                     Services #5596
                                          1850 Gateway Blvd.
                                          Concord, CA  94520
                                          for credit to Account No. 1233-6-14205





                                    141
                                                          signatures continue

                                           ABN AMRO BANK N.V.
                                           as a Co-Agent


                                           By: /s/ David McGinnis
                                              --------------------------------
                                           Title: Vice President
                                                 -----------------------------

                                           By: /s/ Paul Calderon
                                              --------------------------------
                                           Title: Vice President
                                                 -----------------------------

                                           Address for notices:

                                           600 University Street
                                           Suite 2323
                                           Seattle, WA  98101
                                           Attention:  David McGinnis,
                                                       Vice President
                                           Facsimile:  (206) 682-5641
                                           Tel:        (206) 587-0342

                                           Address for payments:

                                           ABN AMRO Bank N.V., New York
                                           ABA 026009580
                                           for credit to ABN AMRO Seattle,
                                             Account No. 651001085541
                                           Reference:  Plum Creek





                                     142
                                                             signatures continue

                                           BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION,
                                           as a Bank, as the Swingline Bank
                                           and as an Issuing Bank



                                           By: /s/ Michael J. Balok
                                              --------------------------------
                                           Title: Vice President
                                                 -----------------------------
                                           Address for notices (BofA as a Bank):

                                           San Francisco Credit Products (#3838)
                                           555 California Street, 41st Floor
                                           San Francisco, CA 94104
                                           Attention:  Michael J. Balok
                                           Facsimile:  (415) 622-4585
                                           Tel:  (415) 622-2018

                                           Address for payments:

                                           Bank of America National Trust
                                           and Savings Association
                                           Global Payment Operations
                                           Customer Service Americas (#5693)
                                           1850 Gateway Boulevard
                                           Concord, CA  94520
                                           Attention:  Terry Peach
                                           ABA 121-000-358 SF

                                           Domestic and Offshore Lending Office:

                                           Same as address for payments


                                           Address for Notices (BofA as an
                                           Issuing Bank):

                                           International Trade Banking
                                           Division #2621
                                           333 S. Beaudry Ave., 19th Floor
                                           Los Angeles, California 90017
                                           Attention:  Cybele Sierra
                                           Telephone:  (213) 345-6630
                                           Facsimile:  (213) 345-6684





                                        143
                                                            signatures continue

                                          ABN AMRO BANK N.V.
                                          as a Bank and as an Issuing Bank



                                          By:     /s/ David McGinnis
                                                 -----------------------------
                                          Title:  Vice President
                                                 -----------------------------


                                          By:     /s/ Paul Calderon
                                                 -----------------------------
                                          Title:  Vice President
                                                 -----------------------------
                                          Address for notices:

                                          600 University Street
                                          Suite 2323
                                          Seattle, WA  98101
                                          Attention:  David McGinnis,
                                                      Vice President
                                          Facsimile:  (206) 682-5641
                                          Tel:        (206) 587-0342

                                          Address for payments:

                                          ABN AMRO Bank N.V., New York
                                          ABA 026009580
                                          for credit to ABN AMRO Seattle,
                                            Account No. 651001085541
                                          Reference:  Plum Creek

                                          Domestic and Offshore Lending Offices:

                                          Same as notice address
                                                         signatures continue

                                           NATIONSBANK OF NORTH CAROLINA, N.A.



                                           By:     /s/ Michael O. Loneln
                                                  -----------------------------
                                           Title:  Sr. Vice President
                                                  -----------------------------
                                           Address for notices:

                                           1 NationsBank Plaza
                                           NC1-002-06-19
                                           Charlotte, NC 28255
                                           Attention:  Kay Ostwalt
                                           Facsimile:  (704) 386-8694
                                           Tel:  (704) 386-1110

                                           Address for payments:

                                           NationsBank of North Carolina, N.A.
                                           ABA 053-000-196
                                           Specialized Loan Support
                                           Account No. 13662122506

                                           Domestic and Offshore Lending Office:

                                           Forest Products
                                           NationsBank Corporate Center, 8th Fl.
                                           Charlotte, NC 28255
                                                         signatures continue

                                           U.S. BANK OF WASHINGTON, N.A.



                                           By:    /s/ Peter Bentley
                                                  -----------------------------
                                           Title:  Senior Vice President
                                                  -----------------------------
                                           Address for Notices:

                                           U.S. Bank of Washington, N.A.
                                           1420 Fifth Avenue WWH276
                                           Seattle, WA  98101
                                           Attention: Peter G. Bentley
                                                      Vice President
                                           Facsimile: (206) 587-5259
                                           Tel:  (206) 587-5237

                                           Address for payments:

                                           United States National Bank of Oregon
                                           Commercial Note Department
                                           Attention: Jackie Ainsworth
                                           Reference: Plum Creek

                                           Domestic and Offshore Lending Office:

                                           Same as notice address




                                     146
                                                         signatures continue

                                           WELLS FARGO BANK, N.A.



                                           By: /s/ Ralph Turner
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------
                                           Address for notices:

                                           420 Montgomery St., 9th Floor
                                           San Francisco, CA  94163

                                           (for notices of Borrowings)
                                           Attention: Joan Nitis
                                           Facsimile: (415) 989-4319
                                           Tel:  (415) 396-4916

                                           (for all other notices)
                                           Attention: Ralph Turner
                                           Facsimile: (415) 421-1352
                                           Tel:  (415) 396-4932

                                           Address for payments:

                                           Wells Fargo Bank, N.A.
                                           ABA 121000248
                                           Corporate Note Dept., SR 703
                                           Account No. 2712-507201
                                           Reference: Plum Creek Timber
                                                      Company, L.P.
                                           Attention: Joan Nitis

                                           Domestic and Offshore Lending Office:

                                           Same as notice address
                                                           signatures continue

                                           SEATTLE FIRST NATIONAL BANK



                                           By: /s/ John Wilson
                                             ---------------------------------
                                           Title: Vice President
                                                 -----------------------------
                                           Address for notices:

                                           701 Fifth Avenue, 12th Floor
                                           Box 94010
                                           Seattle, WA  98120-9410
                                           Attention: John Wilson, Vice
                                                      President, Northwest
                                                      National Division
                                           Facsimile: (206) 358-3113
                                           Tel:  (206) 358-8945

                                           Address for payments:

                                           Seattle First National Bank
                                           ABA 125000024
                                           CLSC Loans RC #94680
                                           Reference: Plum Creek Timber
                                                      Company, L.P.,
                                                      AFS #7007143921

                                           Domestic and Offshore Lending Office:

                                           same as notice address
                                                         signatures continue

                                           THE BANK OF TOKYO, LTD.



                                           By:/s/ Stanley A. Lance
                                             ----------------------------------
                                           Title: Vice President
                                                 ------------------------------
                                           Address for notices:

                                           1201 Third Avenue, Suite 1100
                                           Seattle, WA  98101
                                           Attention: Corey W. Kalbfleisch,
                                                      Corporate Banking Officer
                                           Facsimile: (206) 382-6067
                                           Tel:  (206) 382-6021

                                           Address for payments:

                                           The Bank of Tokyo, Ltd.,
                                           Seattle Branch
                                           ABA 1250-0162-9
                                           Reference: Plum Creek Timber Co.
                                                      (CBD)

                                           Domestic and Lending Offices:

                                           Seattle Branch
                                           1201 Third Avenue, Suite 1100
                                           Seattle, WA  98101
                                                         signatures continue

                                           THE BANK OF CALIFORNIA, N.A.



                                           By:  /s/ Kevin Sullivan
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------
                                           Address for notices:

                                           400 California Street, 17th Fl.
                                           San Francisco, CA  94104
                                           Attention:  Kevin Sullivan
                                                       Vice President
                                           Facsimile: (415) 765-3146
                                           Tel:       (415) 765-3148

                                           Address for payments:

                                           The Bank of California, N.A.
                                           ABA 1210-000-15
                                           for credit to Corporate Banking
                                           Note Dept., Bancontrol Acct.
                                           #001060235
                                           Attention: E. DeLeon
                                           Reference: Plum Creek

                                           Domestic and Offshore Lending
                                           Offices:

                                           Same as notice address

                                SCHEDULE 1.01


                                                                  April 5, 1993

Page 1 of 2

                         CORPORATE INVESTMENT POLICY

  I.    OBJECTIVE

        This policy provides guidelines for the management of the Company's cash. It is essential that these assets be invested in a high quality portfolio which:

        o       Preserves principal

        o       Meets liquidity needs

        o       Allows for appropriate diversification of investments

        o Delivers good yield in relationship to the guidelines and market conditions

        The Company is adverse to incurring market risk or credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company's reported financial statements are never materially affected by decreases in the market value of securities held.

 II.    MATURITY OR PUT

        Within the constraints provided throughout this document, or by addendum to this document, the maximum maturity or put of any investment instrument will be within two years from the purchase settlement date; however, the total portfolio must have an average maturity of less than 12 months.

III.    PERMISSIBLE INVESTMENTS

        A.      Investments will be made in U.S. dollars only.

        B. The Company may own, purchase or acquire marketable direct obligations in the following:

                 1. Obligations (fixed and floating rate) issued by, or unconditionally guaranteed by the U.S. Treasury, or any agency thereof, or issued by any political subdivision of any state or public agency,

                 2. Commercial paper rated as A-1 or better by Standard & Poor's, and P-1 or better by Moody's (or equivalent).

                 3. Floating rate and fixed rate obligations of corporations, banks and agencies including: medium term notes and bonds, deposit notes, and euro dollar/yankee notes and bonds.

                                                                  April 5, 1993

                 4. Certificates of deposit, bankers acceptances and time deposits of commercial banks, domestic or foreign, whose short term credit ratings are A-1/P-1 (or equivalent).

                 5. Repurchase agreements collateralized by U.S. Treasury and agency securities.

                 6. Insurance company Funding Agreements, Investment Contracts, or similar obligations.

                 7.     Asset backed and mortgage backed securities.

                 8.     Master Notes.

                 9.     Taxable money market preferreds.

                10. Tax exempt securities including municipal bonds/notes, money market preferreds, and variable rate demand notes.

        C. Issuing institutions shall be Corporations, Trusts, Partnerships, and Banks domiciled in the U.S., Canada, Japan and Western Europe, or Insurance Companies domiciled in the U.S.

IV.     CREDIT REQUIREMENTS

        Safety shall always be a primary consideration in structuring the Company's investment portfolio. Credit ratings should be tied to duration as prescribed below in order to combine safety, liquidity and acceptable market performance:

                  DURATION               MINIMUM CREDIT RATING
                  --------               ---------------------
                                          S&P         MOODY'S
                                          ---         -------
                  6 months or less        A-          A3
                  6 - 18 months           AA          Aa2
                  18 months or more       AAA         Aaa

        Original issue securities allowable under this policy with less than twelve months to maturity may substitute the issuers short term credit rating if that rating is A-1/P-1 or better.

V.      DIVERSIFICATION

        To diversiffy risk, no more than $2 million or 10% of the portfolio can be invested with any one issuer. Exceptions are issues of the U.S. Treasury or agency securities, insured or government collateralized issues and daily money market funds.

                                 SCHEDULE 2.01

                                  COMMITMENTS


                                                                                   Commitment
Bank                                                         Commitment            Percentage
- ----                                                         ----------            ----------
Bank of America National Trust
 and Savings Association                                     $ 6,481,481.48        18.51851852%

ABN AMRO Bank N.V                                            $ 6,481,481.48        18.51851852%

NationsBank of North Carolina, N.A.                          $ 3,888,888.89        11.11111111%

U.S. Bank of Washington, N.A.                                $ 3,888,888.89        11.11111111%

Wells Fargo Bank, N.A.                                       $ 3,888,888.89        11.11111111%

Seattle First National Bank                                  $ 3,888,888.89        11.11111111%

The Bank of Tokyo, Ltd.                                      $ 3,888,888.89        11.11111111%

The Bank of California, N.A.                                 $ 2,592,592.59         7.40740741%
                                                             --------------       -------------
                                                             $35,000,000.00       100.00000000%
                                                             ==============       =============

                       PLUM CREEK TIMBER COMPANY, L.P.

                                SCHEDULE 6.05

                                  LITIGATION

NONE

                                SCHEDULE 6.07

6.07(a)

QUALIFIED PLANS:

Plum Creek Pension Plan

Plum Creek Thrift and Profit Sharing Plan

Plum Creek Welfare Plan
      - Component Documents listed in Appendix II, thereto


NON-QUALIFIED PLANS:

Plum Creek Management Company, L.P. Executive Unit Award Plan

Plum Creek Management Company, L.P. Key Employee Long Term Incentive Plan

Plum Creek Management Company, L.P. Long Term Incentive Plan

Plum Creek Management Company, L.P. Management Incentive Plan

Plum Creek Management Company, L.P. Key Employee Unit Award Plan

Plum Creek Management Company, L.P. Executive and Key Employee Salary and Incentive Compensation Deferral Plan

Plum Creek Management Company, L.P. Executive Incentive Sharing Plan

Plum Creek Supplemental Benefits Plan

Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan

PC Advisory Corp I Deferred Compensation Plan for Directors


MULTI-EMPLOYER PLANS:      None

6.07(c)

A favorable determination letter from the IRS has been received for the Plum Creek Thrift and Profit Sharing Plan.

The Plum Creek Pension Plan, adopted in March 1990, is intended to be a qualified plan pursuant to Internal Revenue Code section 401(a) and the Trust is intended to be tax exempt pursuant to Code section 501(a). The current plan has not been submitted for a determination letter which will confirm it is qualified. The Plum Creek Pension Plan will be submitted for a favorable determination letter request no later than the last day of its plan year (December 31, 1994) and the Company will adopt any appropriate amendments and take any action requested by the Internal Revenue Service as a condition of issuing a favorable determination letter on the Plum Creek Pension Plan.

6.07(d) and (e)         None

6.07(f)

Retiree Life Insurance:

    -- Insured plan
    -- $10,000 coverage per salaried retiree
    -- Approximately 50 retirees covered
    -- Plan continues to be available to salaried retirees

Retiree Medical:

    -- Liability to cover four retirees for life and two retirees to age 65 -- Plan continues to be available to salaried retirees at retiree-pay-all basis
    -- Liability to provide Mr. Leland and family with coverage until Mr. Leland is no longer a Board member.

Active Medical

    -- Liability to provide Mr. Sletten and family with continuing medical coverage, under its "COBRA" coverage until December 31, 1995.

The Retiree Life, Retiree Medical, and Active Medical Communications contain disclaimers regarding the rights of the Company to modify, amend or terminate the Plans.

The Accumulated Post-retirement Benefit Obligation at December 31, 1993 was $393,725.

6.07(h), (j), and (k)   None

                                SCHEDULE 6.12

                            ENVIRONMENTAL MATTERS

6.12(a)    None.

6.12(b) Plum Creek Manufacturing L.P. is in the process of applying for a groundwater discharge permits at the Columbia Falls complex. It has not been determined yet whether a Groundwater Discharge Permit will be required at the Pablo or Ksanka facilities.

6.12(c)    Consent Decrees:
                 Columbia Falls Veneer Dryers, May 21, 1990
                 Evergreen Veneer Dryers, May 26, 1991
                 Evergreen Boiler, May 19, 1992

           Notice of Violation or Citation:
                 EPA NOV/Evergreen Veneer Dryers, February 21, 1991,
                       May 1, 1992
                 Montana Air Quality Bureau Citation/Columbia Falls Boiler,
                       April 25, 1994
                 Montana Air Quality Bureau Citation/Columbia Falls Boiler,
                       August 31, 1994

           Environmental Claims related to:
                 EPA/North American Environmental Inc. (Clearfield, UT) EPA/Evergreen Plywood glue pit
                 EPA/Somers site (Somers, MT)
                 DOE/Old Landsburg Mine Site (Ravensdale, WA)

6.12(d)    None.

                       PLUM CREEK TIMBER COMPANY, L.P.

                                SCHEDULE 6.18

                                 SUBSIDIARIES


6.18(a)

Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company") has direct ownership in two subsidiaries, and indirect ownership of two additional subsidiaries.

The Company owns 98% of Plum Creek Manufacturing, L.P., a Delaware limited partnership. The remaining 2% of Plum Creek Manufacturing, L.P. is owned by Plum Creek Management Company, L.P., a Delaware limited partnership, general partner of the Company.

The Company owns 96% of the issued and outstanding stock of Plum Creek Marketing, Inc., a Delaware corporation. The remaining 4% of the issued and outstanding stock of Plum Creek Marketing, Inc. is owned by Plum Creek Management Company, L.P., general partner of the Company.

Plum Creek Marketing, Inc. owns 100% of the issued and outstanding stock of Plum Creek remanufacturing, Inc., a Washington corporation, and Plum Creek Foreign Sales Corp., a Guam corporation. Plum Creek Foreign Sales Corp. is an inactive corporation.

6.18(b):  None

                       PLUM CREEK TIMBER COMPANY, L.P.

                                SCHEDULE 8.01

                               PERMITTED LIENS


NONE

                                SCHEDULE 8.04

                            PERMITTED INVESTMENTS


1.  98% interest in Plum Creek Manufacturing, L.P.

2.  96% interest in Plum Creek Marketing, Inc.

                                   EXHIBIT A

                              NOTICE OF BORROWING



                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank, and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank.


                 [If applicable] With a copy to Bank of America National Trust and Savings Association, as the Swingline Bank.

Ladies and Gentlemen:

                 The undersigned, Plum Creek Timber Company, L.P, (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section [2.03] [2.12(b)] of the Credit Agreement, of the Borrowing specified herein:

         1. The aggregate amount of the proposed [Committed] [Swingline] Borrowing is $__________.

         2. The Business Day of the proposed [Committed] [Swingline] Borrowing is ____________________, 19___.

         [3.     The Borrowing is to be comprised of $__________ of [CD Rate]
     [Offshore Rate] [Base Rate] Committed Loans.]

                                       or

         [3.     The Borrowing is to be comprised of a Swingline Loan.]

         4. [If applicable] The duration of the Interest Period for the [CD Rate Committed Loans] [Offshore Rate Committed Loans] included in the Borrowing shall be [__________ days] [__________ months].

         5. [If applicable] The Borrowing shall be allocated to the [Revolving Facility Tranche] [Capital Expenditure Tranche].

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [Swingline] [Committed] Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

                 (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date);

                 (b)      no Default or Event of Default exists; and

                 (c) the proposed Borrowing will not cause [(i)] the Effective Amount of all outstanding Committed Loans, Swingline Loans and Bid Loans plus the Effective Amount of all L/C Obligations to exceed the Aggregate Commitment [and (ii) the Effective Amount of all Swingline Loans to exceed the Swingline Commitment].


                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By: _________________________________

                                        Title: ______________________________

                                   EXHIBIT B

                       NOTICE OF CONVERSION/CONTINUATION



                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank.


Ladies and Gentlemen:

                 The undersigned, Plum Creek Timber Company, L.P. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Committed Loans specified herein, that:

                 1. The date of the [conversion] [continuation] is ____________________, 19__.

                 2. The aggregate amount of the Committed Loans [converted] [continued] is $__________.

                 3. The Committed Loans are to be [converted into] [continued as] [CD Rate] [Offshore Rate] [Base Rate]
          Committed Loans.

                 4. [If applicable] The duration of the Interest Period for the Committed Loans included in the [conversion] [continuation] shall be [__________ days] [__________ months].

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

                 (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date);

                 (b)      no Default or Event of Default exists; and

                 (c) the proposed [conversion] [continuation] will not cause the Effective Amount of all outstanding Committed Loans, Swingline Loans and Bid Loans plus the Effective Amount of all L/C Obligations to exceed the Aggregate Commitment.


                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By: __________________________________

                                        Title: _______________________________

                                  EXHIBIT C-1

                    LEGAL OPINION OF COUNSEL FOR THE COMPANY




[Unless otherwise defined herein, capitalized terms used in this Exhibit C-1 have the meanings assigned to them in the Agreement.]

                 (a) Each of the Company, the General Partner, PCMC General Partner and Plum Creek Manufacturing, L.P. is a limited partnership duly formed under the laws of the State of Delaware, with a stated term beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term) and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

                 (b) Each of PC Advisory General Partner and Plum Creek Marketing, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

                 (c) The Company and each of the Partner Entities have the partnership or corporate, as applicable, power and authority to execute and deliver, and to perform and observe the provisions of, the Loan Documents.

                 (d) The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate and partnership action on behalf of PC Advisory General Partner, as general partner of PCMC General Partner, as general partner of the General Partner, as general partner of the Company.

                 (e) The Loan Documents have been duly executed and delivered by the Company.

                 (f) The Company and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business, except for such governmental licenses, authorizations, consents and approvals, the lack thereof would not have a Material Adverse Effect.

                 (g) No registration with, consent or approval of, notice to, or other action by, any Governmental Authority is required on the part of the Company or the Partner Entities or any of their Subsidiaries for the execution, delivery or performance by the Company of the Loan Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

                 (h) The execution, delivery and performance of the Loan Documents by the Company are not in violation of the partnership documents of the Company, the General Partner or the PCMC General Partner or the Articles of Incorporation and Bylaws of the PC Advisory General Partner.

                 (i) The execution, delivery and performance of the Loan Documents by the Company will not violate or result in a breach of any of the terms of or constitute a default under or result in a creation of any Lien on any property or assets of the Company or any of the Partner Entities, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject.

                 (j) The execution, delivery and performance of the Loan Documents will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Federal Reserve Board.

                 (k) Neither the Company, the Partner Entities, any Person controlling the Company or the Partner Entities, or any Subsidiary of the Company or the Partner Entities, is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

                 (l) There are no actions, suits, proceedings, claims or disputes pending or, to the best of my knowledge, threatened against the Company, the Partner Entities or any of their Subsidiaries or any of their respective properties before any court, regulatory body, administrative agency, at law, in equity, in arbitration or before any Governmental Authority which
(a) purport to affect or pertain to the Loan Documents, or any of the transactions contemplated thereby, (b) have a reasonable probability of success on the merits and which, if determined adversely to the Company, the Partner Entities or their Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

                                  EXHIBIT C-2

                         LEGAL OPINION OF PERKINS COIE


[Unless otherwise defined herein, capitalized terms used in this Exhibit C-2 have the meanings assigned to them in the Agreement.]

                 (a) The Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                                   EXHIBIT D


                        PLUM CREEK TIMBER COMPANY, L.P.
                            COMPLIANCE CERTIFICATE


                                                   DATE: _______________________


                 Reference is made to that certain Credit Agreement dated as of November 15, 1994 (the "Credit Agreement") among Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), certain financial institutions from time to time parties to the Credit Agreement (the "Banks"), ABN Amro Bank N.V., as co-agent and a letter of credit issuing bank and Bank of America National Trust and Savings Association, a national banking association, as agent for the Banks (in such capacity, the "Agent") and as a letter of credit issuing bank. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

                 The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the ___________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of the Company and its Subsidiaries and not as an individual, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 7.01(a) of the Credit Agreement.]

                 1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited combined balance sheet of the Company as at the end of the fiscal year ended December 31, ____ and (b) the related combined statements of income and statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand or another nationally-recognized certified independent public accounting firm. Such opinion is not qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records and is delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such accounting firm which you have advised us is in form and substance satisfactory to the Agent and the Majority Banks;

                                       or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 7.01(b) of the Credit Agreement.]

                 1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited combining balance sheets of the Company and each of its Subsidiaries as at the end of the fiscal year ended December 31, ____ and
(b) the related combining statements of income and statement of cash flows for such fiscal year; which financial statements were used in connection with the preparation of the audited combined balance sheet of the Company as of the end of such fiscal year and the related combined statements of income and statement of cash flows for such fiscal year.

                                       or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsections 7.01(c) and (d) of the Credit Agreement.]


                 1.       (a)     Attached as Schedule 1A hereto is (i) a true
and correct copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of the fiscal quarter ended ______________ ____, and (ii) the related combined statements of income and statement of cash flows of the Company and its combined Subsidiaries for the period commencing on the first day and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year (subject to normal year-end audit adjustments).

                          (b)     Attach as Schedule 1B hereto is (i) a true
and correct copy of the unaudited combining balance sheets of the Company and each of its Subsidiaries as of the end of the fiscal quarter ended ___________ ___, ____, and (ii) the related combining statements of income and statement of cash flows for such quarter, which financial statements were used in connection with the preparation of the financial statements referred to in paragraph 1(a) above of this Certificate.

                 2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

                 3. The attached financial statements are complete and correct, and have been prepared in accordance with GAAP on a basis consistent with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 4. The attached financial statements are certified by a Responsible Officer of the Company and fairly state the financial position and results of operations of the Company and its combined Subsidiaries.

                 5. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

                 6. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

                 7. For the fiscal quarter commencing __________________, the Applicable Margin is (i) _____% in the case of Offshore Rate Committed Loans, (ii) _____% in the case of CD Rate Committed Loans and (iii) 0.0000% in the case of Base Rate Committed Loans.


                 IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________________, ____.


                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By:___________________________________

                                        Title:________________________________

PLUM CREEK TIMBER COMPANY, L.P.
SCHEDULE 2
COMPLIANCE CERTIFICATE COMPUTATION STATEMENT
 ($ IN THOUSANDS)


Fixed Charge Coverage Ratio
        (used for Applicable Margin and Commitment Fee Percentage)

        EBITDA
          Net Income
          Plus:
            DD&A
            LIFO Adjustments
            Accrued Income Taxes
                                                             -----
          Total                                                 $0    (A)
                                                             -----
        To:

        4 Qtrs. Combined Interest Expense
        plus: scheduled principal repayments
                                                             -----
        Total                                                   $0    (B)
                                                             -----
                "A" divided "B"                               0.00 x

NEGATIVE COVENANTS

    1)  SECTION 8.02(h): ASSET SALES

        Maximum Allowed calendar year ________                  $0

        Sales as of ________                                    $0

    2)  SECTION 8.03: HARVESTING RESTRICTIONS (MMBF)

        199__ Maximum Allowable Harvest                          0
        Add: Prior year Cumulative Carryover Harvest             0
                                                             -----
        Available to Harvest in 199__                            0
        Actual 199__ Harvest                                     0
                                                             -----
        199__ Carryover Harvest                                  0
                                                             =====

    3)  SECTION 8.04(i): INVESTMENTS NOT OTHERWISE PERMITTED:

        The greater of $30 million or 60% of the Average annual Pro Forma Free Cash
          Flow from the two fiscal years preceding

          2 Year Average Proforma Free Cash Flow                $0
          The greater of $30 million or Average (above)         $0

          Cumulative investments made through _________         $0

    4)  SECTION 8.05(b): FUNDED DEBT INCURRED TO FINANCE CAPITAL IMPROVEMENTS:

        Maximum Allowed                                         $20,000

        Outstanding at ____________                                  $0


    5)  SECTION 8.05(d): INDEBTEDNESS INCURRED FOR THE REVOLVING CREDIT
        FACILITY

        Maximum Allowed                                         $15,000

        Outstanding at ____________                                  $0

    6)  SECTION 8.05(f): GUARANTEE OF FACILITIES SUBSIDIARY REVOLVING CREDIT
        FACILITY:

        Maximum Allowed                                         $20,000

        Outstanding at ____________                                  $0

    7) SECTION 8.05(g): GUARANTEE OF FACILITY SUBSIDIARY CAPITAL IMPROVEMENT FUNDED DEBT:

        Maximum Allowed                                         $20,000

        Outstanding at ____________                                  $0

    8)  SECTION 8.05(h): AGGREGATE PRINCIPAL AMOUNT OF INDEBTEDNESS SECURED BY
        LIENS:

        Maximum Allowed                                              $0

        Outstanding at ____________                                  $0

    9)  SECTION 8.05(i): ADDITIONAL FUNDED DEBT:

        Pro Forma Free Cash Flow                                     $0

          to

        Maximum Pro Forma Annual Interest Charges                    $0

            Ratio =                                                0.00 x

        Amount Outstanding                                           $0

        Not to exceed $400 million                             $400,000

    10) SECTION 8.13(a): RESTRICTED PAYMENTS:

        Available Cash means, with respect to any calendar quarter,
        (i)(a) Net Income                                                  $0
           (a) Excluding Gain on sale of any Capital Assets                 0

        Plus:
           (b) DD&A                                                         0
           (b) Other non-cash charges (incl. LIFO inventory)                0
           (c) Reduction in reserves of the types referred to in clause
                (ii)(d) below,
                Interest                                                    0
                Principal                                                   0
           (d)  Proceeds received from the sale of Designated Acres         0
           (e)  Cash from Capital Transactions used to Refinance or
                refund indebtedness                                         0

        Less (ii) the sum of:
           (a)  All payments of Principal Indebtedness                      0
           (b)  Capital Expenditures                                        0
           (c)  Capital Expenditures made in prior quarter, anticipated
                to financed, but have not been refinanced                   0
           (d)  Reserve for future Principal Payments:
                Bank                                                        0
                Senior and First Mortgage Notes                             0
           (d)  Reserve for future Capital Expenditures                     0
           (d)  Reserve for additional Working Capital                      0
           (d)  Reserve for future Distributions                            0
           (d)  Reserve for future Interest Payments                        0
           (e)  Other noncash credits                                       0
           (f)  The amount of any investments                               0
           (g)  Any investments made in prior quarter anticipated to be
                financed, but have not been refinanced                      0
                                                                           --
        Available Cash - __________                                        $0
                                                                           ==
        General Partner 2% Interest                                         0
        General Partner Incentive Distribution                              0
        Allocable to Unitholders - net                                      0
                                                                           --
           Total Distribution                                              $0
                                                                           ==

                                   EXHIBIT E

                   FORM OF CASH COLLATERAL ACCOUNT AGREEMENT


                 This CASH COLLATERAL ACCOUNT AGREEMENT ("Agreement") dated as of ______________, 199_ is entered into by and between PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership (the "Company"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent (solely in such capacity, "Agent") for the financial institutions from time to time parties to the Credit Agreement referred to below (such entities, together with their respective successors and assigns, being collectively referred to as the "Banks").

                                    RECITALS

                 A. The Company, Agent, ABN Amro Bank N.V., as co-agent ("Co-Agent") and the Banks have entered into a Credit Agreement dated as of November 15, 1994 (as the same may from time to time be amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

                 [B.      Pursuant to Section 3.07 or subsection 2.09(a)(ii) of
the Credit Agreement, Agent has required that the Company immediately Cash Collateralize all or a portion of the L/C Obligations as provided in that Section or subsection in a cash collateral account at Bank of America National Trust and Savings Association ("BofA").]

                                       or

                 [B.      In accordance with subsection 2.09(a)[(i)] [(ii)] and
subsection 2.09(c) of the Credit Agreement, the Company is required to prepay or Cash Collateralize [CD Rate Committed Loans] [and] [Offshore Rate Committed Loans] in an amount equal to $ _____________ in a cash collateral account at Bank of America National Trust and Savings Association ("BofA"). The Company has elected to Cash Collateralize such Committed Loans which cash collateral amount shall be applied to repay [CD Rate Committed Loans] [and] [Offshore Rate Committed Loans] at maturity thereof.]

                                       or

                 [B.      In accordance with subsection 2.09(a)[(i)][(ii)] and
subsection 2.09(c) of the Credit

Agreement, the Swingline Bank has required the Company to Cash Collateralize Swingline Loans in an amount equal to $_______________ in a cash collateral account at Bank of America National Trust and Savings Association ("BofA"), which cash collateral amount shall be applied to repay Swingline Loans at maturity thereof.]

                                       or

                 [B.      In accordance with subsection 2.09(a)(iii) of the
Credit Agreement, the Company is required to Cash Collateralize Bid Loans in an amount equal to $ ___________ in a cash collateral account at Bank of America National Trust and Savings Association ("BofA"), which amount shall be applied to Bid Loans at maturity thereof.]

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Company and Agent hereby agree as follows:

                 1.       Cash Collateral Account.

                          a.      Cash Collateral Account.  For purposes of
[Section 3.07] [subsection 2.09(a)(ii)] [subsection 2.09(c)] [subsection 2.09(a)(iii)] of the Credit Agreement, the Company has established with BofA, for the benefit of Agent on behalf of itself [IF WITH RESPECT TO SUBSECTION 2.09(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.07(c) RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.07 OR SUBSECTION 2.09(a)(ii): the Issuing Banks and the Banks] [IF WITH RESPECT TO SUBSECTION 2.09(a)(iii): and the Bid Loan Lenders], a special purpose restricted deposit account in the name of the Company, deposit account #__________ (together with any successor account(s) that may be established from time to time in replacement thereof, the "Cash Collateral Account"). Agent shall have exclusive control over the Cash Collateral Account and the sole right of withdrawal therefrom, except as expressly provided in Section 1(b) below. The Company agrees that the Cash Collateral Account shall be a blocked account, and upon the deposit of funds into the Cash Collateral Account by or at the direction of the Company, such deposit shall become (except as expressly provided in such Section 1(b) hereof) irrevocable and the Company shall have no right to withdraw amounts contained therein or interest accrued thereon except as provided in Section 1(b) hereof or upon the indefeasible payment in full of the Obligations; and until such indefeasible payment in full of the Obligations the Company waives (i) the right to make withdrawals from the Cash Collateral Account and (ii) the right to instruct BofA to honor drafts drawn against the Cash Collateral Account, except in each case as expressly provided in Section 1(b) hereof.

                          [IF WITH RESPECT TO SECTION 3.07 AND SUBSECTION
2.09(a)(ii)]
                          [(b     Application to Letters of Credit.  Subject to
the prior application by Agent of amounts held hereunder pursuant to Section 2, on the Honor Date of a Letter of Credit, Agent shall promptly apply any amounts remaining in the Cash Collateral Account to reimburse the Issuing Bank which issued such Letter of Credit, for the drawing on such Letter of Credit, and the Company irrevocably directs Agent to apply such funds at such time to reimburse such Issuing Bank in accordance with subsection 3.03(c) of the Credit Agreement. At any time that there are no outstanding L/C Obligations and so long as no Default or Event of Default shall then exist, Agent shall release and transfer to the Company any amounts remaining in the Cash Collateral Account.]

                          [IF WITH RESPECT TO SUBSECTION 2.09(c) AND NOT
RELATING TO SWINGLINE LOANS]
                          [(b)    Application to Committed Loans.  Subject to
the prior application by Agent of amounts held hereunder pursuant to Section 2, on the maturity date of any Interest Period with respect to [a CD Rate Committed Loan] [and] [an Offshore Rate Committed Loan], Agent shall apply any amounts remaining in the Cash Collateral Account to repay such [CD Rate Committed Loan] [or] [[Offshore Rate Committed Loan], and the Company irrevocably directs Agent to apply such funds at such time to repay [CD Rate Committed Loans] [or] Offshore Rate Committed Loans].

                          [IF WITH RESPECT TO SUBSECTION 2.09(c) RELATING TO
SWINGLINE LOANS]
                          [(b)    Application to Swingline Loans.  Subject to
the prior application by Agent of amounts held hereunder pursuant to Section 2, on the maturity date of any Swingline Loan or on any Clean-Up Day, Agent shall apply any amounts remaining in the Cash Collateral Account to repay such Swingline Loans and the Company irrevocably directs Agent to apply such funds at such time to repay Swingline Loans.

                          [IF WITH RESPECT TO SUBSECTION 2.09(a)(iii)]
                          [(b)    Application to Bid Loans.  Subject to the
prior application by Agent of amounts held hereunder pursuant to Section 2, on the maturity date of any Interest Period with respect to a Bid Loan, Agent shall apply any amounts remaining in the Cash Collateral Account to repay such Bid Loan, and the Company irrevocably directs Agent to apply such funds at such time to repay Bid Loans.]

                 2. Lien. The Cash Collateral Account, all funds and investments contained therein, all interest accrued thereon, and all proceeds thereof shall be held by BofA for the benefit of Agent on behalf of itself [IF RESPECT TO SUBSECTION 2.09(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.09(c) RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.07 OR SUBSECTION 2.09(a)(ii): the Issuing Banks and the Banks] [IF WITH RESPECT TO SUBSECTION 2.09(a)(iii): and the Bid Loan Lenders] as cash collateral to secure the Company's Obligations. As security for the payment and performance of all obligations of the Company hereunder and under the Credit Agreement, the Company hereby grants to Agent on behalf of itself [IF WITH RESPECT TO SUBSECTION 2.09(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.09(c) RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.07 OR SUBSECTION 2.09(a)(ii): the Issuing Banks and the Banks] [IF WITH RESPECT TO SUBSECTION 2.09(a)(iii): and the Bid Loan Lenders] a first priority perfected security interest in all of its rights, title and interest now existing or hereafter arising in and to the Cash Collateral Account and any proceeds or products thereof. Agent and the Company hereby notify BofA of the foregoing lien, and BofA, by its signature below, acknowledges receipt of such notice.

                 The Company shall be deemed in default under this Agreement upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement. Upon the occurrence of any such Event of Default, Agent may, at its option, and without notice to or demand on the Company and in addition to all rights and remedies available to Agent under the Credit Agreement, do any one or more of the following: (a) foreclose or otherwise enforce Agent's security interest in any manner permitted by law, or provided for in this Agreement; (b) dispose of the Cash Collateral Account on such terms and in such manner as Agent may determine; and (c) recover from the Company all costs and expenses, including, without limitation, Attorneys Costs, incurred or paid by Agent in exercising any right, power or remedy provided by this Agreement, the Loan Documents, or by law.

                 3. Investments. Upon the Company's written instructions as provided in Section 4 below, if no Default or Event of Default exists, Agent shall invest the funds on deposit in the Cash Collateral Account in any of the permitted investments described in the Investment Policy attached as Schedule
1.01 to the Credit Agreement; provided
that with respect to any instruction to invest funds in any investment that does not constitute a "deposit account" (as defined in Division 9 of the California Uniform Commercial Code) maintained with BofA, Agent shall take no action to effect such instructions to invest funds unless and until the Company has duly executed and delivered such documents and instruments and caused to be delivered such opinions of counsel as the Majority Lenders may reasonably deem necessary or appropriate to perfect or to confirm the perfection and first priority status of Agent's security interest in such investments.

                 4. Investment Direction. With respect to the investment of funds on deposit in the Cash Collateral Account pursuant to Section 3 above, Agent shall be entitled to rely upon the written instructions of those individuals whose signatures appear in the spaces provided below, or such other individuals as may hereafter be designated in writing by the Company:


                 ________________________________________________

                 ________________________________________________

                 ________________________________________________



                 5. Compensation. BofA shall be entitled to compensation from the Company for the maintenance of and investment of funds contained in the Cash Collateral Account in accordance with its standard fees for such services in effect from time to time. Such compensation shall be payable upon demand.

                 6. Notices, Etc. Any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by telex, telecopy or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as set forth on the signature pages to this Agreement or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. All such notices and communications shall be effective upon receipt. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                 7. Termination. This Agreement shall terminate when transfers of amounts in the Cash Collateral Account pursuant to Section 1 hereof shall have reduced the balance of the Cash Collateral Account to zero.

                 8. Successors and Assigns; Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company, Agent [and the Banks] [and the Bid Loan Lenders]* and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent [and each Bank] [and each Bid Loan Lender]. Except as otherwise expressly provided herein or in any of the other Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

                 9.       Entire Agreement; Construction; Amendments and
Waivers.

                          a.      Entire Agreement.  This Agreement, the Credit
Agreement and the other Loan Documents, taken together, constitute and contain the entire agreement among the parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

                          b.      Construction.  This Agreement is the result
of negotiations between and has been reviewed by each of the Company, Agent [and the Banks] [and the Bid Loan Lenders] and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or

____________________

* Bracketed references to Bid Loan Lenders shall be employed only if the only Obligations secured hereby are Bid Loans. In other circumstances, references to Banks and Majority Banks should be employed.

against the Company, Agent [or the Banks] [or the Bid Loan Lenders]. The Company, Agent [and the Banks] [and the Bid Loan Lenders] agree that they intend the literal words of this Agreement and that no parol evidence shall be necessary or appropriate to establish the Company's, Agent's [or any Bank's] [or any Bid Loan Lender's] actual intentions.

                          c.      Interpretation.  The terms of this Agreement
shall be interpreted in accordance with the provisions of Article I of the Credit Agreement, provided, however, that (a) any reference to a "Section" shall refer to the relevant Section to this Agreement, unless specifically indicated to the contrary and (b) the words "herein," "hereof" and "hereunder" and other words of similar import (including, without limitation, in Article I of the Credit Agreement) shall refer to this Agreement as a whole, as the same may from time to time be amended, amended and restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

                          d.      Amendments; Waivers.  No amendment,
modification, discharge or waiver of, or consent to any departure by the Company from, any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Agent with the written consent of [the Majority Banks] [and the Swingline Bank] [the Bid Loan Lenders], and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

                 10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Agreement shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 12. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, Agent, [the Banks] [the Bid Loan Lenders], and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement. Neither Agent [nor any Bank] [nor any Bid Loan Lender] shall have any obligation to any Person not a party to this Agreement.

                 13. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By:    _______________________________

                                        Title: _______________________________

                                 Notice to be sent to:

                                 Plum Creek Timber Company, L.P.
                                 999 Third Avenue, Suite 2300
                                 Seattle, WA 98104
                                 Attn:  Chief Financial Officer
                                 Tel:   (206) 467-3600
                                 Fax:   (206) 467-3797

                                 BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                 ASSOCIATION,
                                 as Agent



                                 By: _____________________________________
                                 Printed Name:
                                 Title:

                                 Notice to be sent to:

                                 Bank of America National Trust and Savings
                                 Association
                                 1455 Market Street, 12th Floor
                                 San Francisco, CA  94103
                                 Attn:  Shannon Collins
                                        Agency Management Services #5596
                                 Tel:   (415) 622-1158
                                 Fax:   (415) 622-4894


Notice of security interest
acknowledged:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
as depository


By: ____________________________
Printed Name:
Title:

Notice to be sent to:

Bank of America National Trust
and Savings Association
555 California Street, 41st Floor
San Francisco, CA  94104
Attn:  Michael J. Balok
Tel:   (415) 622-2018
Fax:   (415) 622-4585

                                   EXHIBIT F

                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT


                 This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated as of ____________________, ____ is made between _____________________
_________________ (the "Assignor") and ______________________________ (the
"Assignee").


                                    RECITALS

                 WHEREAS, the Assignor is party to that certain Credit Agreement dated as of November 15, 1994 among PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), ABN AMRO BANK N.V., as Co-Agent and as a letter of credit issuing bank, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent and as a letter of credit issuing bank (as from time to time amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement"). Any terms defined in the Credit Agreement and not defined in this Agreement are used herein as defined in the Credit Agreement;

                 WHEREAS, as provided under the Credit Agreement, the Assignor has [(i)] committed to making [(A)] committed loans (the "Committed Loans") to the Company in an aggregate amount not to exceed $__________ (the "Commitment") [(B) Swingline Loans (the "Swingline Loans") to the Company in an aggregate amount not to exceed $__________ (the "Swingline Commitment")] and [(ii)] has agreed to provide the Company with Bid Loans from time to time in the Assignor's sole discretion;

                 WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $__________, [Swingline Loans in the aggregate principal amount of $__________] [and Bid Loans in the aggregate principal amount of $_________] to the Company] [no Committed Loans are outstanding under the Credit Agreement] [no Swingline Loans are outstanding under the Credit Agreement] [no Bid Loans are outstanding under the Credit Agreement]; and

                 WHEREAS, [the Assignor has acquired a participation in an Issuing Bank's liability under Letters of Credit in an aggregate principal amount of $_________ (the "L/C Obligations")] [and a participation in the Swingline Bank's liability under Swingline Loans in an aggregate principal amount of $___________] [No Letters of Credit and no Swingline Loans are outstanding under the Credit Agreement]; and

                 WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of (i) its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans and L/C Obligations,] in an amount equal to $__________ (the "Assigned Amount") [and] (ii) [the Swingline Commitment, [together with a corresponding portion of its outstanding Swingline Loans,] in an amount equal to $________ and (iii)] its outstanding Bid Loans in an amount equal to $ ________, in each case on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                 1.       Assignment and Acceptance.

                          (a) Subject to the terms and conditions of this Agreement, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Agreement)
        (A) __% (the "Assignee's Percentage Share") of the Commitment [and the Committed Loans and L/C Obligations] [, the Swingline Commitment [and the Swingline Loans]] of the Assignor, (B) [$ ____________ in principal amount of outstanding Bid Loans, and (C)] all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

                          [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans, Swingline Loans, Bid Loans and L/C Obligations assigned.]

                          (b) With effect on and after the Effective Date (as defined herein), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank [and the Swingline Bank] under the Credit

        Agreement, including the requirements concerning confidentiality, with a Commitment in an amount equal to the Assigned Amount [and the Swingline Commitment]. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank [and as the Swingline Bank]. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount [and the Swingline Commitment shall be entirely assumed by the Assignee,] and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.

                          (c) After giving effect to the assignment and assumption, on the Effective Date the Assignee's Commitment will be $__________ [and Assignee's Swingline Commitment will be $__________].

                          (d) After giving effect to the assignment and assumption, on the Effective Date the Assignor's Commitment will be $_________[and Assignor's Swingline Commitment will be $0].

                 2.       Payments.

                          (a) As consideration for the sale, assignment and transfer contemplated in Section 1, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing [the principal amount of the Swingline Loans and] the Assignee's Percentage Share of the principal amount of all Committed Loans and $__________ of the principal balance of Bid Loans previously made, and currently owed, by the Company to the Assignor under the Credit Agreement and outstanding on the Effective Date.

                          (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in
        Section 11.08(a) of the Credit Agreement.

                 3.       Reallocation of Payments.

                 Any interest, fees and other payments accrued to the Effective Date with respect to the Committed Loans, [Swingline Loans] [Bid Loans,] and L/C Obligations and the Commitment [and Swingline Commitment] shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount [, the Swingline Commitment, Swingline Loans] and Bid Loans assigned hereunder shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

                 4.       Independent Credit Decision.

                 The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 7.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

                 5.       Effective Date; Notices.

                          (a) As between the Assignor and the Assignee, the effective date for this Agreement shall be __________, ____ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                                    (i)    this Agreement shall be executed and
                 delivered by the Assignor and the Assignee;

                                   (ii)    the consent of the Company and the
                 Agent required for an effective assignment of the Assigned Amount [, the Swingline Commitment, Swingline Loans] and the Bid Loans assigned hereunder by the Assignor to the Assignee under Section 11.08(a) of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                                  (iii)    the Assignee shall pay to the
                 Assignor all amounts due to the Assignor under this Agreement;

                            (iv)    the Assignee shall have complied with
                   Section 4.01(f) of the Credit Agreement (if applicable);

                             (v)    the processing fee referred to in
                   Section 2(b) hereof and in Section 11.08(a) of the Credit Agreement shall have been paid to the Agent; and

                            (vi) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to Assignee's Percentage Share of the rights and obligations of the Assignor under, and of the Assignor's Committed Loans and L/C Obligations under and as defined in, the Facility A Credit Agreement.

                          (b) Promptly following the execution of this Agreement, the Assignor shall deliver to the Company and the Agent for acknowledgement by the Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

                   [6.    Agent.  [INCLUDE ONLY IF ASSIGNOR IS AGENT]

                          (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

                          (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

                 7.       Withholding Tax.

                 The Assignee agrees to comply with Section 4.01(f) of the Credit Agreement (if applicable).

                 8.       Representations and Warranties.

                          (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder;

        (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

                          (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

                          (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

                 9.       Further Assurances.

                 The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

                 10.      Miscellaneous.

                          (a) Any amendment or waiver of any provision of this Agreement shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

                          (b) All payments made hereunder shall be made without any set-off or counterclaim.

                          (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

                          (d) This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                          (e) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in California over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or

             Federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                        (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

                        [Other provisions to be added as may be negotiated
             between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

                 IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                         ______________________________________
                                                        Assignor


                                         By: _________________________________

                                         Title: ______________________________

                                         Address: ____________________________




                                         _____________________________________
                                                        Assignor


                                         By: _________________________________

                                         Title: ______________________________

                                         Address: ____________________________

                                   SCHEDULE 1

                      NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                           _______________, 19__



Bank of America National Trust
and Savings Association, as Agent
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attn:  Agency Management Services #5596

Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, WA  98104
Attn:  Chief Financial Officer


Ladies and Gentlemen:

                 We refer to the Credit Agreement dated as of November 15, 1994 (the "Credit Agreement") among Plum Creek Timber Company, L.P. (the "Company"), the Banks referred to therein, ABN AMRO Bank N.V., as Co-Agent and as a letter of credit issuing bank, and Bank of America National Trust and Savings Association, as Agent and as a letter of credit issuing bank. Terms defined in the Credit Agreement are used herein as therein defined.

                 1. We hereby give you notice of, and request the consent of the Company to, the assignment by ________________________ _____ (the "Assignor") to ______________________________ (the "Assignee") of _____% of the
right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments [and the Swingline Commitment] of the Assignor and all outstanding Committed Loans [, Swingline Loans] and Bid Loans made by the Assignor and the Assignor's participation in Letters of Credit and Swingline Loans). Before giving effect to such assignment the Assignor's Commitment is $__________, and the aggregate amount of its outstanding Committed Loans is $__________ and Bid Loans is $ _____________, and its participation in L/C Obligations is $_________ and in Swingline Loans is $__________.

                 2. The Assignee agrees that, upon receiving the consent of the Company and the Agent to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

                 3.       The following administrative details apply to the
Assignee:

                 (A)      Notice Address:

                          Assignee name: ______________________________________

                          Address: ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                          Attention: __________________________________________

                          Telephone:  (____) __________________________________

                          Telecopier: (____) __________________________________

                          Telex (answerback): _________________________________

                 (B)      Payment Instructions:

                          Account No.: ________________________________________

                          At:          ________________________________________

                                       ________________________________________

                                       ________________________________________

                          Reference:   ________________________________________

                          Attention:   ________________________________________

                 (C)      Domestic and Offshore Lending Office:

                          [same as notice address]

                                      [or]

                          Address: ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                          Attention: __________________________________________

                          Telephone:  (____) __________________________________

                          Telecopier: (____) __________________________________

                          Telex (answerback): _________________________________

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment Notice and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                          Very truly yours,

                                          [Name of Assignor]



                                          By: ________________________________

                                          Title:

                                          [Name of Assignee]



                                          By: ________________________________

                                          Title:


ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

PLUM CREEK TIMBER COMPANY, L.P.

By:      Plum Creek Management Company, L.P.



         By:  ________________________________

         Its:  _______________________________



BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION, as Agent



By:  ________________________________

             Vice President

                                   EXHIBIT G

                            COMPETITIVE BID REQUEST


                                                           Date: _______________

VIA FACSIMILE

To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement, dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), among Plum Creek Timber Company, L.P., certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank.


Ladies and Gentlemen:

                 The undersigned, Plum Creek Timber Company, L.P. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice that this is a Competitive Bid Request for Bid Loans pursuant to Section 2.06 of the Credit Agreement as follows:

                 1. The Business Day of the proposed Bid Borrowing is ____________________, 199_.

                 2. The aggregate amount of the proposed Bid Borrowing is $______________.

                 3.       The proposed Bid Borrowing to be made pursuant to
          Section 2.06 shall be comprised of [LIBOR] [Absolute Rate] Bid Loans.

                 4. The duration of the Interest Period[s] for the Bid Loans comprised in the Borrowing shall be ____________________, [____________________] and [____________________].

                 5. [If applicable] The Interest Payment Date for the Bid Loans comprised in the Borrowing shall be ____________________, [____________________] and [____________________].

                 6. [If applicable] The proposed Bid Borrowing shall be allocated to [the Revolving Facility tranche] [the Capital Expenditure Tranche].

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Bid Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

                 (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date);

                 (b)      no Default or Event of Default exists; and

                 (c) the proposed Borrowing will not cause the Effective Amount of all outstanding Committed Loans, Swingline Loans and Bid Loans, plus the Effective Amount of all L/C Obligations, to exceed the Aggregate Commitment.


                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By:   _____________________________

                                        Title:_____________________________

                                   EXHIBIT H

                        INVITATION FOR COMPETITIVE BIDS


                                                           Date: _______________



VIA FACSIMILE

To:      The Banks party to the Credit Agreement referred to below:

Ladies and Gentlemen:

                 Reference is made to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P. (the "Company"), certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank, and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank. Capitalized terms used herein have the meanings specified in the Credit Agreement.

                 Pursuant to subsection 2.06(b) of the Credit Agreement, you are hereby invited to submit offers to make Bid Loans to the Company based on the following specifications:

                 1. The Business Day of the proposed Bid Borrowing is ____________________, 199_.

                 2. The aggregate amount of the proposed Bid Borrowing is $______________.

                 3.   The proposed Bid Borrowing to be made pursuant to
                      Section 2.06 shall be comprised of [LIBOR] [Absolute Rate] Bid Loans.

                 4.   The duration of the Interest Period[s] for the Bid
                      Loans comprised in the Borrowing shall be______________, [____________________] and [____________________].

                 5. [If applicable] The Interest Payment Dates for the Bid Loans comprised in the Borrowing shall be ______________________,[____________________]
                      and [____________________].

                 6. [If applicable] The proposed Bid Borrowing shall be allocated to [the Revolving Facility Tranche] [the Capital Expenditure Tranche].

                 All Competitive Bids must be in the form of Exhibit I to the Credit Agreement and must be received by the Agent no later than 6:30 a.m. (or, in the case of a Competitive Bid by the Agent or an Affiliate of the Agent in the capacity of a Bank, 6:15 a.m.) (San Francisco time) on ______________, 199_.


                                          BANK OF AMERICA NATIONAL TRUST AND
                                          SAVINGS ASSOCIATION, as Agent



                                          By:    ____________________________

                                          Title: ____________________________

                                   EXHIBIT I

                                COMPETITIVE BID


                                                           Date: _______________


VIA FACSIMILE

Bank of America National Trust and
  Savings Association, as Agent
1455 Market Street, 12th Floor
San Francisco, CA 94103
Attention:  Shannon Collins
            Agency Management Services #5596
Facsimile:  (415) 622-4894


Ladies and Gentlemen:

                 Reference is made to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement"), among Plum Creek Timber Company, L.P. (the "Company"), certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank. Capitalized terms used herein have the meanings specified in the Credit Agreement.

                 In response to the Competitive Bid Request of the Company, dated ______________, 199_, and in accordance with subsection 2.06(c)(ii) of the Credit Agreement, the undersigned Bank offers to make [a] Bid Loan[s] to the Company thereunder in the following principal amount[s] at the following interest rates for the following Interest Period[s] [with the following Interest Payment Dates]:

Date of Borrowing: ______________, 199_

Aggregate Maximum Bid Amount:  $______________

Principal                          Principal                           Principal
Amount (a) $____________________   Amount (a) $____________________    Amount (a) $___________________
       (b) $____________________          (b) $____________________           (b) $___________________
       (c) $____________________          (c) $____________________           (c) $___________________

Interest:                          Interest:                           Interest:
[Absolute                          [Absolute                           [Absolute
Rate (a) ____%                     Rate (a) ____%                      Rate (a) ____%
     (b) ____%                          (b) ____%                           (b) ____%
     (c) ____%]                         (c) ____%]                          (c) ____%]

                                      [or]

[LIBOR Bid                         [LIBOR Bid                          [LIBOR Bid
Margin (a) +/- __%                 Margin (a) +/- __%                  Margin (a) +/- __%
       (b) +/- __%                        (b) +/- __%                         (b) +/- __%
       (c) +/- __%]                       (c) +/- __%]                        (c) +/- __%]

Interest                           Interest                            Interest
Period _________________________   Period _________________________    Period ________________________

[Interest Payment                  [Interest Payment                   [Interest Payment
Date _________________________]    Date __________________________]    Date _________________________]



                                          [NAME OF BANK]


                                          By: ________________________________

                                          Title: _____________________________

                                   EXHIBIT J

                          REVOLVING EXTENSION REQUEST



                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank, and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank.


Ladies and Gentlemen:

                 The undersigned, Plum Creek Timber Company, L.P, (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby irrevocably requests, pursuant to
Section 2.10(a) of the Credit Agreement, that the Banks extend the Revolving Termination Date for an additional 364 days to ___________, 199_.

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Revolving Termination
Date:

                 (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date); and

                 (b) no Default or Event of Default exists, or would result from such extension.


                              PLUM CREEK TIMBER COMPANY, L.P.

                              By:    Plum Creek Management Company, L.P.,
                                     its general partner



                                     By:__________________________________

                                     Title:_______________________________


The undersigned Bank hereby consents to the request to extend the Revolving Termination Date, as set forth above.


[BANK]



By:______________________________

Title:___________________________

                                   EXHIBIT K

                    NOTICE OF INSTALLMENT REPAYMENT ELECTION


                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of November 15, 1994 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks that are signatories thereto, ABN Amro Bank N.V., as Co-Agent and an Issuing Bank, and Bank of America National Trust and Savings Association, as Agent and an Issuing Bank.


Ladies and Gentlemen:

                 The undersigned, Plum Creek Timber Company, L.P, (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.10(c) of the Credit Agreement, that the Company elects to repay in installments the aggregate Committed Loans outstanding on the Revolving Termination Date in accordance with subsection 2.10(c) of the Credit Agreement.

                 The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Revolving Termination
Date:

                 (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date); and

                 (b) no Default or Event of Default exists, or would result from such installment repayment election.

                                 PLUM CREEK TIMBER COMPANY, L.P.

                                 By:    Plum Creek Management Company, L.P.,
                                        its general partner



                                        By:__________________________________

                                        Title:_______________________________